Exhibit 2.1

Execution COPY

AGREEMENT AND PLAN OF MERGER

by and among:

Dialog Semiconductor plc,

a company incorporated in England and Wales;

Azara Acquisition Corp.,

a Delaware corporation;

and

Adesto Technologies Corporation

a Delaware corporation

Dated as of February 20, 2020

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Table Of Contents

(continued)

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Table Of Contents

(continued)

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Exhibits

Exhibit A	-	Certain Definitions

Exhibit B	-	Persons Entering into Support Agreements

Exhibit C	-	Form of Certificate of Incorporation of Surviving Corporation

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AGREEMENT and plan OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of February 20, 2020, by and among: Dialog Semiconductor plc, a company incorporated in England and Wales (“Parent”); Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (“Merger Sub”); and Adesto Technologies Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

Recitals

A.           Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.           The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

C.           In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, concurrently with the execution and delivery of this Agreement, each stockholder of the Company listed in Exhibit B is executing a voting and support agreement in favor of Parent (each such agreement, a “Support Agreement”).

Agreement

The parties to this Agreement, intending to be legally bound, agree as follows:

Section 1.             Description of Transaction

1.1            Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3            Closing; Effective Time. The consummation of the Contemplated Transactions (the “Closing”) shall take place at the offices of Hogan Lovells US LLP, 4085 Campbell Avenue, Suite 100, Menlo Park, California, 94025 (or, at Parent’s election, by means of a virtual closing through electronic exchange of signatures) at 8:00 a.m. (California Time) on a date to be designated by Parent, which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 6 and Section 7 (other than those conditions set forth in Section 6.4 and Section 7.4, which are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other place, time or date as Parent and the Company may jointly designate. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL shall be duly executed by the Company in connection with the Closing and, concurrently with or as soon as practicable following the Closing, filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time of the filing of such certificate of merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such certificate of merger with the consent of Parent (the time at which the Merger becomes effective being referred to as the “Effective Time”).

1.4             Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise mutually agreed by Parent and the Company prior to the Effective Time:

(a)      the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit C;

(b)      the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)       the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are the directors and officers of Merger Sub immediately prior to the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

1.5             Conversion of Shares.

(a)      At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

(i)          any shares of Company Common Stock held, directly or indirectly, by any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall be unaffected by the Merger and shall remain outstanding as an equal number of shares of common stock of the Surviving Corporation;

(ii)         any shares of Company Common Stock held by the Company (or held in the Company’s treasury) or held, directly or indirectly, by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(iii)        except as provided in clauses “(i)” and “(ii)” of this Section 1.5(a) and subject to Sections 1.7 and 1.8, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $12.55 in cash (such cash amount, as it may be adjusted pursuant to Section 1.5(b), the “Price Per Share”), without interest; and

(iv)        each share of the common stock, $0.0001 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(b)      If, during the period commencing on the date of this Agreement and ending at the Effective Time (the “Pre-Closing Period”), the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if a stock dividend is declared by the Company during such period, or a record date with respect to any such event shall occur during such period, then the consideration to be paid in respect of shares of Company Common Stock pursuant to Section 1.5(a)(iii) shall be adjusted to the extent appropriate.

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1.6             Closing of the Company’s Transfer Books. At the Effective Time: (a) except for shares of Company Common Stock that continue to be held by a Subsidiary of the Company in accordance with Section 1.5(a)(i), all shares of Company Common Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time (each such certificate, a “Company Stock Certificate”) or uncertificated shares of Company Common Stock represented by book entry (each such share, an “Uncertificated Share”) shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate or Uncertificated Share is presented to the Paying Agent or to the Surviving Corporation or Parent, such Company Stock Certificate or Uncertificated Share shall be canceled and shall be exchanged as provided in Section 1.7.

1.7             Exchange of Certificates.

(a)      Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as paying agent in the Merger (the “Paying Agent”). Promptly after the Effective Time, subject to Section 1.8, Parent shall cause to be deposited with the Paying Agent cash sufficient to make payments of the Merger Consideration payable pursuant to Section 1.5 (the “Payment Fund”). The Payment Fund shall be invested by the Paying Agent as directed by Parent. Nothing contained in this Section 1.7, and no investment losses resulting from the investment of the Payment Fund, shall diminish the rights of the stockholders of the Company to receive the Merger Consideration in accordance with the terms of this Agreement. To the extent there are losses resulting from the investment of the Payment Fund as directed by Parent, or the amount in the Payment Fund for any reason (including Dissenting Shares losing their status as such) is less than the amount required to promptly pay the Merger Consideration in accordance with the terms of this Agreement, Parent shall replace, restore or add to the cash in the Payment Fund to ensure the prompt payment of the Merger Consideration to the stockholders of the Company in accordance with the terms of this Agreement.

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(b)      Promptly after the Effective Time (and in any event within five Business Days), the Paying Agent will mail to the Persons who were record holders of Company Stock Certificates or Uncertificated Shares immediately prior to the Effective Time: (i) a letter of transmittal in customary form reasonably acceptable to the Company and containing such customary provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates or transfer of Uncertificated Shares shall be effected, and risk of loss and title to Company Stock Certificates or Uncertificated Shares shall pass, only upon proper delivery of such Company Stock Certificates or transfer of the Uncertificated Shares to the Paying Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates or transfer of Uncertificated Shares in exchange for Merger Consideration. Upon surrender of a Company Stock Certificate to the Paying Agent for exchange or receipt of an “agent’s message” by the Paying Agent in connection with the transfer of an Uncertificated Share, together with the delivery of a duly executed letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent: (A) the holder of such Company Stock Certificate or Uncertificated Shares shall be entitled to receive in exchange therefor the cash consideration that such holder has the right to receive pursuant to the provisions of Section 1.5, in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Company Stock Certificate or Uncertificated Shares; and (B) the Company Stock Certificate or Uncertificated Shares so surrendered or transferred shall be canceled. In the event of a transfer of ownership of any shares of Company Common Stock which are not registered in the transfer records of the Company, payment of Merger Consideration may be made to a Person other than the holder in whose name the Company Stock Certificate formerly representing such shares or Uncertificated Shares is registered if: (1) any such Company Stock Certificate shall be properly endorsed or otherwise be in proper form for transfer; and (2) such holder shall have paid any fiduciary or surety bonds and any transfer or other similar Taxes required by reason of the payment of such Merger Consideration to a Person other than such holder (or shall have established to the reasonable satisfaction of Parent that such bonds and Taxes have been paid or are not applicable). Until surrendered or transferred as contemplated by this Section 1.7(b), each Company Stock Certificate and each Uncertificated Share shall be deemed, from and after the Effective Time, to represent only the right to receive Merger Consideration as contemplated by Section 1.5. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any Merger Consideration with respect to the shares of Company Common Stock previously represented by such Company Stock Certificate, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may direct) as indemnity against any claim that may be made against the Paying Agent, Parent, Merger Sub or the Surviving Corporation with respect to such Company Stock Certificate. No interest shall be paid or will accrue on any Merger Consideration payable to holders of Company Stock Certificates or Uncertificated Shares.

(c)      Any portion of the Payment Fund that remains undistributed to former holders of shares of Company Common Stock as of the date that is 360 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former holders of shares of Company Common Stock who have not theretofore surrendered their Company Stock Certificates or transferred their Uncertificated Shares in accordance with this Section 1.7 shall thereafter look only to Parent for satisfaction of their claims for Merger Consideration.

(d)     Each of the Paying Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock or any Company Equity Award such amounts as may be required to be deducted or withheld from such consideration under the Code or any provision of state, local or foreign Tax law or under any other applicable Legal Requirement. To the extent such amounts are so deducted or withheld and paid over to the appropriate Tax authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(e)      If any Company Stock Certificate has not been surrendered, or any Uncertificated Share has not been transferred, by the earlier of: (i) the fifth anniversary of the date on which the Merger becomes effective; and (ii) the date immediately prior to the date on which the cash amount that such Company Stock Certificate or Uncertificated Share represents the right to receive would otherwise escheat to or become the property of any Governmental Body, then such cash amount shall, to the extent permitted by applicable Legal Requirements, become the property of the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto.

(f)      None of Parent, Merger Sub, the Surviving Corporation or the Paying Agent shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Merger Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.

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1.8           Dissenting Shares.

(a)          Notwithstanding anything to the contrary contained in this Agreement, shares of Company Common Stock held by a holder who has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and who has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive Merger Consideration in accordance with Section 1.5, but shall be entitled only to such rights as are granted by the DGCL to a holder of Dissenting Shares.

(b)         If any Dissenting Shares shall lose their status as such (through failure to perfect or otherwise), then, effective as of the later of the Effective Time and the date of loss of such status, such shares shall be deemed automatically to have been converted into and shall represent only the right to receive Merger Consideration in accordance with Section 1.5, without interest thereon, upon surrender of the Company Stock Certificate representing such shares or, if such shares are Uncertificated Shares, upon the transfer of such Uncertificated Shares, in each case in compliance with Section 1.7.

(c)          The Company shall give Parent: (i) prompt notice of any demand for appraisal received by the Company prior to the Effective Time pursuant to the DGCL, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand, notice or instrument unless Parent shall have given its prior written consent to such payment or settlement offer.

1.9             Further Action. If, at any time after the Effective Time, any further action, consistent with the terms of this Agreement, is determined by Parent or the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

Section 2.           Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub as follows (it being understood that the representations and warranties contained in this Section 2 are subject to: (a) the exceptions and disclosures set forth in the Disclosure Schedule; and (b) the disclosures in any Company SEC Report filed with the SEC at least three Business Days before the date of this Agreement (but (i) without giving effect to any amendment thereto filed with the SEC thereafter, (ii) excluding any disclosure contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer and any other statement or other disclosure that is similarly predictive or forward-looking (it being understood and agreed that any historical factual information contained within such disclosures shall not be excluded) and (iii) excluding any Company SEC Reports that are not publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval System (“EDGAR”) on the date that is three Business Days before the date of this Agreement)):

2.1            Subsidiaries; Due Organization; Etc.

(a)          Part 2.1(a) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of the name and jurisdiction of organization of each Subsidiary of the Company. Neither the Company nor any of the other Acquired Companies owns any capital stock of, or any equity interest of any nature in, any other Entity, other than another Acquired Company. None of the Acquired Companies has at any time been a general partner of or otherwise been liable for any of the debts or other obligations of any general partnership, limited partnership or other Entity (other than another Acquired Company). None of the Acquired Companies has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.

(b)         Each of the Acquired Companies is duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Acquired Companies is qualified to do business as a foreign entity, and is in good standing (in jurisdictions that recognize the concept of good standing), under the laws of all jurisdictions where the nature of its business requires such qualification.

    2.2            Certificate of Incorporation and Bylaws. The Company has Made Available to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the Company and each of its Significant Subsidiaries, including all amendments thereto. The Company has Made Available to Parent accurate and complete copies of: (a) the charters of all committees of the Company’s board of directors; (b) each code of conduct or similar policy adopted by any of the Acquired Companies or by the board of directors (or similar governing body), or any committee of the board of directors (or similar governing body), of any of the Acquired Companies; and (c) the approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the holders of equity securities and board of directors or similar governing body (and to the extent applicable, each committee thereof) of each of the Acquired Companies for the period from December 31, 2018 through the date of this Agreement. The approved minutes of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the board of directors (and to the extent applicable, each committee thereof) of the Company have been Made Available to Parent and are complete (subject to redactions solely with respect to discussions of the Contemplated Transactions or other similar strategic transactions, and not with respect to any other matter). No Acquired Company is in violation of any of the provisions of the certificate of incorporation or bylaws (or equivalent charter and organizational documents) of such Entity.

2.3            Capitalization, Etc.

(a)          The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 30,512,075 shares have been issued and are outstanding as of the close of business on February 14, 2020 (the “Capitalization Date”); and (ii) 5,000,000 shares of preferred stock, $0.0001 par value per share, of which no shares have been issued or are outstanding. The Company does not hold any shares of its capital stock in its treasury. All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. There are no shares of Company Common Stock held by any of the Acquired Companies. There is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or from granting any option or similar right with respect to), any shares of Company Common Stock. None of the Acquired Companies is under any obligation, or is bound by any Contract (other than the Indenture) pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities.

(b)         As of the Capitalization Date: (i) 1,924,547 shares of Company Common Stock are subject to issuance pursuant to Company Options; (ii) 547,514 shares of Company Common Stock are reserved for future issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan (the “ESPP”); (iii) (A) 2,003,556 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company RSUs; and (B) up to 265,467 shares of Company Common Stock are subject to issuance and/or delivery pursuant to Company PSUs, assuming achievement of applicable performance criteria at maximum levels; (iv) no shares of restricted Company Common Stock are outstanding; (v) no shares of Company Common Stock are subject to stock appreciation rights, whether granted under the Company Equity Plans or otherwise; (vi) no Company Equity Awards are outstanding other than those granted under the Company Equity Plans; and (vii) 1,101,899 shares of Company Common Stock are reserved for future issuance pursuant to future awards not yet granted under the Company Equity Plans. Part 2.3(b) of the Disclosure Schedule accurately sets forth the following information with respect to each Company Equity Award outstanding as of the Capitalization Date: (1) the Company Equity Plan (if any) pursuant to which such Company Equity Award was granted; (2) the name of the holder of such Company Equity Award; (3) the number of shares of Company Common Stock subject to such Company Equity Award (including, for Company Equity Awards subject to performance-based vesting requirements, both the target and the maximum number of shares of Company Common Stock); (4) the exercise price (if any) of such Company Equity Award; (5) the date on which such Company Equity Award was granted; (6) the applicable vesting schedule, and the extent to which such Company Equity Award is vested and/or exercisable; (7) the date on which such Company Equity Award expires; (8) if such Company Equity Award is a Company Option, whether it is intended to qualify as an “incentive stock option” (as defined in the Code) or a non-qualified stock option; (9) if such Company Equity Award is a Company RSU or Company PSU, whether such Company RSU or Company PSU is subject to Section 409A of the Code and the regulations and guidance thereunder (“Section 409A”); (10) if such Company Equity Award is a Company RSU or Company PSU, the dates on which shares of Company Common Stock are scheduled to be delivered, if different from the applicable vesting schedule; and (11) whether the vesting of such Company Equity Award would be accelerated, in whole or in part, as a result of the Merger or any of the other Contemplated Transactions, alone or in combination with any termination of employment or other event. The Company has Made Available to Parent accurate and complete copies of all equity-based plans or, if not granted under an equity plan, such other Contract, pursuant to which any stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (including all outstanding Company Equity Awards, whether payable in equity, cash or otherwise) are currently outstanding, and the forms of all stock option, stock appreciation right, restricted stock unit, deferred stock unit and restricted stock award agreements evidencing such stock options, stock appreciation rights, restricted stock units, deferred stock units or restricted stock awards (whether payable in equity, cash or otherwise). The exercise price of each Company Option is no less than the fair market value of a share of Company Common Stock as determined on the date of grant of such Company Option. All grants of Company Equity Awards were recorded on the Company’s financial statements (including any related notes thereto) contained in the Company SEC Reports in accordance with GAAP, and no grants of any Company Options involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant (whether intentionally or otherwise).

(c)          Part 2.3(c) of the Disclosure Schedule sets forth the following information with respect to each Warrant outstanding as of the date of this Agreement: (i) the name of the holder of such Warrant; (ii) the total number of shares of Company Common Stock that are subject to such Warrant and the number of shares of Company Common Stock with respect to which such Warrant is immediately exercisable; (iii) the date on which such Warrant was issued and the term of such Warrant; and (iv) the exercise price per share of Company Common Stock purchasable under such Warrant. The Company has Made Available to Parent an accurate and complete copy of each Warrant.

(d)         Except as set forth in Part 2.3(b) and Part 2.3(c) of the Disclosure Schedule, there is no: (i) outstanding equity-based compensation award, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of any of the Acquired Companies; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Acquired Companies, other than the Convertible Notes; (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract (other than the Indenture) under which any of the Acquired Companies is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) condition or circumstance that would reasonably be expected to support a successful claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of any of the Acquired Companies.

(e)          As of the date of this Agreement, there was outstanding $80,500,000 aggregate principal amount of Convertible Notes.

(f)           All outstanding shares of Company Common Stock, Company Equity Awards and other securities of the Acquired Companies have been issued and granted, as applicable, in compliance with: (i) all applicable securities laws and other applicable Legal Requirements; and (ii) all requirements set forth in applicable Contracts, except for immaterial non-compliance.

(g)          All of the outstanding shares of capital stock of each of the Company’s Subsidiaries have been duly authorized and validly issued, are fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

2.4            SEC Filings; Financial Statements.

(a)          The Company has Made Available to Parent accurate and complete copies of all registration statements, proxy statements, Certifications (as defined below) and other statements, reports, schedules, forms and other documents filed by the Company with the SEC since January 1, 2018, and all amendments thereto (the “Company SEC Reports”). All statements, reports, schedules, forms and other documents required to have been filed by the Company or any of its officers with the SEC have been so filed on a timely basis. None of the Company’s Subsidiaries is required to file any documents with the SEC. As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Reports complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act (as the case may be); and (ii) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, as of the date of such filings, the principal executive officer and principal financial officer of the Company made all certifications required by (and in compliance with) Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act (each such required certification, a “Certification”). For purposes of this Agreement, (A) “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act and (B) the term “file” and variations thereof shall be broadly construed to include any manner in which any document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, there are no unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Reports. As of the date of this Agreement, to the Knowledge of the Company, none of the Company SEC Reports is the subject of any ongoing review by the SEC.

(b)         The consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto as of the date thereof; (ii) were prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that, individually or in the aggregate, will not be material in amount); and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries for the periods covered thereby. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in the consolidated financial statements of the Company.

(c)          The Acquired Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since January 1, 2018, the Company has not had (I) any significant deficiency or material weakness in the design or operation of its internal control over financial reporting that is reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (II) any fraud, whether or not material, that involves management or any other employee who has (or has had) a significant role in the Company’s internal control over financial reporting.

(d)         The Acquired Companies maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that all material information concerning the Acquired Companies is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in material compliance with the applicable listing and other rules and regulations of the NASDAQ Capital Market and, since January 1, 2018, has not received any notice from the NASDAQ Capital Market asserting any non-compliance with such rules and regulations.

(e)          The Company has Made Available to Parent accurate and complete copies of the documentation creating or governing all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by any of the Acquired Companies since January 1, 2016.

(f)           The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act applicable to it. No Acquired Company has outstanding, or has arranged any outstanding, “extension of credit” to any director or executive officer within the meaning of Section 402 of the Sarbanes-Oxley Act.

(g)          Since January 1, 2018, there have been no changes in any of the Company’s accounting policies or in the methods of making accounting estimates or changes in estimates that, individually or in the aggregate, are material to the Company’s financial statements (including, any related notes thereto) contained in the Company SEC Reports, except as described in the Company SEC Reports or except as may have been required by any regulatory authority. The reserves reflected in such financial statements have been determined and established in accordance with GAAP and have been calculated in a consistent manner.

2.5            Absence of Changes.

(a)          Between December 31, 2018 and the date of this Agreement there has not been any Material Adverse Effect.

(b)         Between September 30, 2019 and the date of this Agreement, (i) each Acquired Company has conducted its business in the ordinary course in all material respects, in substantially the same manner as previously conducted and (ii) none of the Acquired Companies has taken any action, or authorized, approved, committed, agreed or offered to take any action, that if taken during the Pre-Closing Period would require Parent’s consent under Section 4.2(b)(i), (iv), (v), (vi), (x), (xi), (xii), (xv), (xvi) or (xx).

    2.6            Title to Assets. Except for Intellectual Property Rights (which are addressed in Section 2.8 below), the Acquired Companies own, and have good and valid title to, all assets purported to be owned by them that are material, including: (a) all assets reflected on the Company Balance Sheet that are material (except for inventory sold or otherwise disposed of in the ordinary course of business since the date of the Company Balance Sheet); and (b) all other assets reflected in the books and records of the Acquired Companies as being owned by the Acquired Companies. All of such assets that are material are owned by the Acquired Companies free and clear of any Encumbrances, except for Permitted Encumbrances.

2.7            Real Property; Equipment; Leasehold.

(a)          None of the Acquired Companies owns any real property or any interest in real property. Part 2.7(a) of the Disclosure Schedule sets forth an accurate and complete description of each real property lease, sublease, license or occupancy agreement pursuant to which any of the Acquired Companies leases, subleases, licenses or occupies real property from any other Person with an annual base rent greater than $100,000 (the “Leases”). (All real property leased, subleased or licensed to the Acquired Companies pursuant to a Lease, including all buildings, structures, fixtures and other improvements leased, subleased or licensed to the Acquired Companies, are referred to as the “Leased Real Property”.) The Acquired Companies have valid and subsisting leasehold interests in and to all of the Leased Real Property, except where the failure to have such interest would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Acquired Companies, taken as a whole, all of the Leases are valid and in full force and effect, have not been modified, amended or supplemented, in writing or otherwise, and all rents, additional rents and other amounts due pursuant to each Lease have been paid, and to the Knowledge of the Company, there is no default or event which, with the passage of time, the giving of notice or both, would become a default by any party under any Lease. The Company has Made Available to Parent accurate and complete copies of all Leases.

(b)         Except as would not reasonably be expected to be, individually or in the aggregate, material to the Acquired Companies, taken as a whole, no Acquired Company has made any alterations, additions or improvements to the Leased Real Property that are required to be removed at the termination of the applicable lease term. The present use and operation of the Leased Real Property is authorized by, and is in material compliance with, all applicable zoning, land use, building, fire, health, labor, safety and health laws and other Legal Requirements. There is no pending or, to the Knowledge of the Company, threatened Legal Proceeding that challenges or adversely affects, or would challenge or adversely affect, the continuation of any Acquired Company’s present use or operation of any Leased Real Property. To the Knowledge of the Company, there is no existing plan or study by any Governmental Body or any other Person that challenges or otherwise adversely affects the continuation of any Acquired Company’s present use or operation of any Leased Real Property. As of the date of this Agreement, the Company has not received any written notice of any condemnation proceedings relating to any Leased Real Property and, to the Knowledge of the Company, no condemnation proceedings relating to any Leased Real Property are pending or threatened.

(c)          There are no subleases, licenses, occupancy agreements or other contractual obligations that grant the right of use or occupancy of any of the Leased Real Property to any Person other than the Acquired Companies, and there is no Person in possession of any of the Leased Real Property other than the Acquired Companies.

(d)         All material items of equipment and other tangible assets owned by or leased to the Acquired Companies (including the Leased Real Property) are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Companies in the manner in which such businesses are currently being conducted.

2.8            Intellectual Property.

(a)          Each of the Acquired Companies has Made Available to Parent its current dockets with respect to each item of Registered IP in which any Acquired Company has (or purports to have) an ownership interest in any field or territory, and such dockets accurately identify, to the extent applicable: (i) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable application, registration or serial number and date; and (ii) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Registered IP, the nature of such ownership interest).

(b)         Part 2.8(b)(i) of the Disclosure Schedule accurately identifies each material Company Inbound License that includes an annual payment by an Acquired Company of at least $200,000 or includes a license of Intellectual Property or Intellectual Property Rights incorporated or embodied in or distributed or made available with any Company Product but, in each case, excluding (A) proprietary information, confidentiality and invention assignment agreements and consulting agreements entered into with Company Associates in the ordinary course of business and consistent with past practice; (B) Contracts with End Customers, Supply Chain Customers, distributors, resellers and sales agents of any Acquired Company where the license granted to the Acquired Company is ancillary to the main purpose of such Contract; and (C) licenses for Intellectual Property incorporated into application specific integrated circuits designed or made by an Acquired Company and for a specific customer and for which an Acquired Company has not made payments of $200,000 or more in the two years preceding the date of this Agreement. Part 2.8(b)(ii) of the Disclosure Schedule accurately identifies each material Company Outbound License that includes an annual payment to any Acquired Company of at least $500,000 (or $750,000 in the case of Contracts with End Customers of the Company’s application specific integrated circuit business), is with any Major Customer, or includes any exclusive license, or any right to manufacture any Company IP or Company Product, or any right to sell, distribute and/or resell any Company IP or any Company Product in a Contract that is material to the Company’s business, but, in each case, excluding Contracts entered into with a vendor, supplier, or service provider where the outbound non-exclusive license to use Company-Owned IP is ancillary to the main purpose of such Contract. Part 2.8(b)(iii) of the Disclosure Schedule accurately identifies each material Company Patent License.

(c)          The Acquired Companies exclusively own all right, title and interest in and to all material Company-Owned IP and all material Intellectual Property Rights in the Company Products (other than Intellectual Property and Intellectual Property Rights licensed to the Acquired Companies by a third party), free and clear of any Encumbrances, except for Permitted Encumbrances. Without limiting the generality of the foregoing: (i) all documents and instruments necessary to perfect the rights of the Acquired Companies in the Company-Owned IP that is Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body (except where the applicable Acquired Company made a reasonable business decision to not maintain an item of Registered IP); (ii) each Person who is or was involved in the creation, contribution or development of any material Intellectual Property or Intellectual Property Rights in the course of that Person’s work with or otherwise for any Acquired Company has validly and irrevocably assigned to an Acquired Company all such Intellectual Property and Intellectual Property Rights and is bound by confidentiality provisions protecting such Intellectual Property and Intellectual Property Rights, and to the extent not assignable by law, has granted a waiver of such Person’s moral rights and other non-assignable rights in and to such Intellectual Property and Intellectual Property Rights, as applicable; (iii) no Governmental Body, university, college, or other educational institution or research center has or purports to have any ownership in, or rights to, any material Company-Owned IP or any Company Product; (iv) each Acquired Company has taken reasonable steps to maintain the confidentiality of its trade secrets and other confidential information, and, to the Knowledge of the Company, since January 1, 2018, there has been no material violation, infringement or unauthorized access or disclosure of the foregoing; (v) (A) none of the Acquired Companies: (1) is or has been a member or promoter of, made any submission or contribution to, or is subject to any Contract with, any forum, consortium, patent pool, standards body or similar Person (each, a “Standards Organization”) that would obligate any Acquired Company to grant or offer a license or other right to, or otherwise impair its control of, any material Company-Owned IP; or (2) has received a request in writing from any Person for any license or other right to any material Company-Owned IP in connection with the activities of or any participation in any Standards Organization; and (B) no material Company-Owned IP is subject to any commitment that would require the grant of any license or right to any Person or otherwise limit any Acquired Company’s control of any material Company-Owned IP or has been, is or was required to be, identified by an Acquired Company or, to the Knowledge of the Company, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization; and (vi) to the Knowledge of the Company, the Acquired Companies own or otherwise have sufficient rights in, and after the Closing the Surviving Corporation will continue to own and otherwise have sufficient rights in, all Intellectual Property Rights necessary to conduct the business of the Acquired Companies as currently conducted.

(d)         All Company-Owned IP and Axon IP that is Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. Without limiting the generality of the foregoing: (i) with respect to each item of Company-Owned IP that is Registered IP, all necessary: (A) fees, payments and filings have been timely submitted to the relevant Governmental Body or domain name registrar; and (B) other actions have been timely taken, in the case of each of clauses “(A)” and “(B),” to maintain each such item of Company-Owned IP that is Registered IP in full force and effect; and (ii) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened, in which the ownership, scope, validity or enforceability of any Company-Owned IP is being or would reasonably be expected to be contested or challenged.

(e)          Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, any of the following (including if a Consent is required to avoid any of the following): (i) a loss of, or Encumbrance on, any material Company-Owned IP; (ii) a breach of or default under or termination of any Company Inbound License, Company Outbound License or Company Patent License; (iii) the grant, assignment or transfer to any other Person of any license or other right or interest under, in or to any Company-Owned IP or any Company Product or Intellectual Property Rights owned by Parent, the Surviving Corporation or any of their Affiliates or the satisfaction of any condition as a result of which any Person would be permitted to exercise any license or other right or interest under, in or to any Company-Owned IP or Intellectual Property Right owned by Parent, the Surviving Corporation or any of their Affiliates; (iv) Parent, the Surviving Corporation or any of their Affiliates being bound by, or subject to, any exclusivity commitment, non-competition agreement or other limitation or restriction on the operation of their respective businesses or the use, exploitation, assertion or enforcement of Intellectual Property or Intellectual Property Rights anywhere in the world; (v) a reduction of any royalties or other payments that an Acquired Company would otherwise be entitled to with respect to any Company-Owned IP or any Company Product; or (vi) Parent, the Surviving Corporation or any of their Affiliates being obligated to pay any material royalties or other similar amounts to any Person in excess of those payable by the Acquired Companies prior to the Closing.

(f)           No Acquired Company has ever infringed, misappropriated or otherwise violated or made unlawful use (directly, contributorily, by inducement or otherwise) of any Intellectual Property or Intellectual Property Right of any other Person, and none of the Company Products or the conduct of the business of any Acquired Company infringes, violates or makes unlawful use of any Intellectual Property or Intellectual Property Right of any other Person, and no Company Product contains any Intellectual Property misappropriated from any other Person, in each case in any material way or in a manner that would create a material liability for any of the Acquired Companies. Without limiting the generality of the foregoing: (i) no infringement, misappropriation, unlawful use or similar claim or Legal Proceeding is pending or, to the Knowledge of the Company, threatened against any Acquired Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless or reimbursed by any Acquired Company with respect to such claim or Legal Proceeding; and (ii) in the period beginning on January 1, 2018 and ending on the date of this Agreement, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication relating to any actual, alleged or suspected infringement, misappropriation, violation or unlawful use by any Company Product, or by any Acquired Company, of any Intellectual Property or Intellectual Property Right of another Person, including: (A) any letter or other communication asserting infringement, misappropriation, violation or unlawful use or threatening litigation, or suggesting or offering that any Acquired Company obtain a license to any Intellectual Property or Intellectual Property Right of another Person and implying or suggesting that any Acquired Company has been or is infringing, misappropriating, violating or making unlawful use of any such Intellectual Property or Intellectual Property Right; or (B) any letter or other communication requesting or demanding defense of, or indemnification with respect to, any infringement claim.

(g)          Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions will, or would reasonably be expected to, with or without notice or lapse of time, result in the delivery, license or disclosure of (or a requirement that any Acquired Company or other Person deliver, license, or disclose) any material Source Material for any Company Product or material Company-Owned IP to any escrow agent or other Person. No event has occurred or circumstance or condition exists that, with or without notice or lapse of time, will, or would reasonably be expected to, give rise to or serve as a basis for an obligation to deliver, license or disclose any material Source Material for any Company Product or material Company-Owned IP to any escrow agent or other Person, other than to a Company Associate who is subject to a confidentiality agreement with an Acquired Company with terms that reasonably protect such material Source Material for any Company Product or material Company-Owned IP.

(h)         No material Company Software contains, is derived from, is distributed or made available with, or is being or was developed using Open Source Software in a manner such that the terms under which such Open Source Software is licensed impose or purport to impose a requirement or condition that an Acquired Company grant a license under or to, or refrain from asserting or enforcing, its Intellectual Property Rights or that any other material Software included in the material Company-Owned IP or any Company Product, or part thereof, be: (i) disclosed, distributed or made available in source code form; (ii) licensed for the purpose of making modifications or derivative works; or (iii) redistributable at no or minimal charge. Each Acquired Company has at all times complied with, and is currently in compliance with, all of the licenses, conditions, and other requirements applicable to Open Source Software.

(i)           The Acquired Companies’ receipt, collection, monitoring, maintenance, creation, transmission, transfer, use, processing, analysis, disclosure, storage, disposal and security of Protected Information has complied, and complies with, in all material respects: (i) each Company Contract; (ii) applicable Information Privacy and Security Laws; and (iii) applicable policies and procedures adopted by the Acquired Companies relating to Protected Information.

(j)           The Acquired Companies have adopted, and are and have been in compliance, in all material respects, with, commercially reasonable policies and procedures that apply to the Acquired Companies with respect to privacy, data protection, processing, security and the collection and use of Protected Information gathered or accessed in the course of the operations of the Acquired Companies.

(k)         Each Acquired Company appropriately protects the confidentiality, integrity and security of its Protected Information and its IT Systems against any unauthorized use, access, interruption, modification or corruption. Each Acquired Company has implemented and maintains a commercially reasonable information security program that: (i) complies, in all material respects, with all Information Privacy and Security Laws and prevailing industry standards; (ii) identifies material internal and external risks to the security of any proprietary or confidential information in its possession, including Protected Information and the rights and freedoms of the subjects of that Protected Information; (iii) monitors and protects Protected Information and all IT Systems against any unauthorized use, access, interruption, modification or corruption, in each case in conformance with Information Privacy and Security Laws; (iv) implements, monitors and maintains reasonable and appropriate administrative, organizational, technical and physical safeguards to control such risks described in clauses “(ii)” and “(iii)” above; and (v) maintains incident response and notification procedures in compliance with applicable Information Privacy and Security Laws, including in the case of any breach of security compromising Protected Information. Each Acquired Company is taking, and has at all times taken, commercially reasonable steps to ensure that any Protected Information collected or handled by authorized third parties acting on behalf of such Acquired Company provides similar safeguards, in each case, in compliance in all material respects with applicable Information Privacy and Security Laws.

(l)           Each Acquired Company has taken reasonable measures to secure all Company Technology prior to selling, distributing, deploying or making it available and has made patches and updates to such Company Technology in accordance with best industry standards. Without limiting the generality of the foregoing, each Acquired Company has performed penetration tests and vulnerability scans of all Company Technology and those tests and scans were conducted in accordance with best industry standards. Each vulnerability identified by any such tests or scans has been fully remediated. No Company Technology contains any listening or recording device of which the user or customer is not made aware, “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), software routine, disabling codes or instructions or other vulnerabilities, faults or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, Protected Information, information processed by Company Technology, or a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(m)       There has been no data security breach of any IT System owned or controlled by or on behalf of any Acquired Company, or unauthorized acquisition, access, use or disclosure of any Protected Information, owned, transmitted, used, stored, received or controlled by or on behalf of any of the Acquired Companies. In each of the past five calendar years, each Acquired Company has performed a security risk assessment in accordance with best industry standards and addressed and fully remediated all threats and deficiencies identified in those security risk assessments.

(n)         The collection, storage, processing, transfer, sharing and destruction of Protected Information in connection with the Contemplated Transactions, and the execution, delivery and performance of this Agreement and the Contemplated Transactions, complies, in all material respects, with each of the Acquired Companies’ applicable privacy notices and policies and with all applicable Information Privacy and Security Laws. Each Acquired Company will continue to have at least the same rights to use, process and disclose Protected Information after the Closing as such Acquired Company had before the Closing.

2.9            Material Contracts.

(a)          Part 2.9(a) of the Disclosure Schedule identifies, as of the date of this Agreement, each of the following Company Contracts:

(i)                 any Contract: (A) that is an employment agreement with, or agreement for the performance of services by, any Company Associate (other than (1) offer letters or employment agreements providing for employment that is terminable “at will” or pursuant to a statutorily prescribed notice period; and (2) service agreements that are terminable on 60 days’ notice or less, in the case of each of clauses “(1)” and “(2)”, in the applicable form used by the Company in the ordinary course of business); (B) pursuant to which any of the Acquired Companies is or may become obligated to make or provide any severance, termination, change in control or similar payment or benefit to any Company Associate (other than pursuant to a statutorily prescribed notice period); or (C) pursuant to which any of the Acquired Companies is or may become obligated to make any special bonus or similar payment (other than payments constituting base salary, wages, or incentive compensation made in the ordinary course of business) in excess of $25,000 to any Company Associate;

(ii)               any Contract (excluding the Company Equity Plans and the agreements evidencing Company Equity Awards thereunder), any of the benefits of which will be triggered or increased, or the vesting of any of the benefits of which will be accelerated, by the consummation of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions (either alone or in connection with a previous or subsequent termination of employment or service in combination therewith);

(iii)             any collective bargaining, union or works council agreement;

(iv)              any Contract relating to the acquisition, sale or disposition of any business unit, material Company-Owned IP or product line, or the development of any material Company-Owned IP or any other material Intellectual Property or Intellectual Property Rights developed for the benefit of any Acquired Company by a third party entity, in each case, other than (1) offer letters or employment agreements providing for employment that is terminable “at will” or pursuant to a statutorily prescribed notice period; (2) service agreements that are terminable on 60 days’ notice or less, in the case of each of clauses “(1)” and “(2)”, in the form used by the Company in the ordinary course of business; and (3) Contracts providing for payment of less than $50,000 per annum;

(v)                any Contract that provides for indemnification of any Company Associate;

(vi)              any Contract: (A) involving a material joint venture, strategic alliance, strategic partnership or sharing of profits or revenue or similar agreement (other than a non-exclusive Contract with a Supply Chain Customer or sales agent or representative entered into in the ordinary course of business and consistent with past practice); or (B) for any capital expenditure in excess of $100,000;

(vii)            any Contract relating to the joint development or joint ownership of any material Intellectual Property or Intellectual Property Rights (other than (1) offer letters or employment agreements providing for employment that is terminable “at will” or pursuant to a statutorily prescribed notice period; (2) service agreements that are terminable on 60 days’ notice or less, in the case of each of clauses “(1)” and “(2)”, in the form used by the Company in the ordinary course of business; and (3) Contracts providing for payment of less than $50,000 per annum);

(viii)          any Contract: (A) relating to the disposition or acquisition by any Acquired Company of any assets (other than dispositions of inventory and non-exclusive licenses, in each case in the ordinary course of business consistent with past practice) or any business (whether by merger, sale or purchase of assets, sale or purchase of stock or equity ownership interests or otherwise) for consideration in excess of $500,000 individually or $1,000,000 in the aggregate for all such Contracts; or (B) pursuant to which any Acquired Company will acquire any interest, or will make an investment, in any other Person, other than another Acquired Company;

(ix)              any Contract imposing any restriction in any material respect on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide any service to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or perform services for any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person.

(x)                any Contract that: (A) grants exclusive rights to license, market, sell or deliver any product or service of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the counterparty; (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to a material asset owned by an Acquired Company; or (D) provides for a “sole source” relationship or contains any provision that by its terms requires the purchase of all or a specified portion of an Acquired Company’s requirements from any third party;

(xi)              any mortgage, indenture, guarantee, loan, credit agreement, security agreement or other Contract relating to the borrowing of money or extension of credit, in each case, in excess of $100,000, other than: (A) accounts receivable and accounts payable; and (B) loans to or guarantees of obligations of direct or indirect wholly owned Subsidiaries of the Company, in each case, arising or provided in the ordinary course of business consistent with past practice;

(xii)            any Contract: (A) that creates any obligation under any interest rate, currency or commodity derivative or hedging transaction; or (B) pursuant to which any Acquired Company creates or grants a material Encumbrance on any of its properties or other assets, other than a Permitted Encumbrance;

(xiii)          any Contract with a Major Customer or Major Supplier that has not been fully performed, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $750,000 in aggregate;

(xiv)          any Contract providing for outsourcing, contract manufacturing, testing, assembly or fabrication, as applicable, of any product, technology or service of an Acquired Company under which any of the Acquired Companies has made or received (or must make or, as of the date of this Agreement, expect to receive) payments in excess of $100,000 in aggregate in either 2020 or 2019, other than a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $750,000 in aggregate;

(xv)            any Contract that by its terms provided for the payment or delivery of cash or other consideration by or to any Acquired Company in an amount or having a value in excess of $500,000 in the aggregate in 2019 (or $750,000 in the aggregate in 2019 in the case of Contracts with End Customers of the Company’s application specific integrated circuit business), other than (A) a purchase order for the sale or purchase of products or services in the ordinary course of business under which the Acquired Companies have made or received payments of less than $750,000 in aggregate; (B) employment agreements entered into in the ordinary course of business and consistent with past practice; (C) commercially available “shrink wrap” or similar licenses for “off-the-shelf” software; and (D) Contracts disclosed under Parts 2.8(b)(i) – (iii) and Part 2.9(a)(xiii) of the Disclosure Schedule;

(xvi)          any settlement, conciliation or similar Contract: (A) that materially restricts or imposes any material obligation on any Acquired Company or materially disrupts the business of any of the Acquired Companies as currently conducted; or (B) that would require any of the Acquired Companies to pay consideration valued at more than $100,000 in the aggregate after the date of this Agreement;

(xvii)        any Contract that contains an epidemic failure, epidemic defect, recall or other similar or extraordinary remedy in favor of the counterparty for any defect, error or failure of any product, part or component thereof;

(xviii)      any material Government Contract;

(xix)          any Contract (other than a Contract evidencing any Company Equity Award on the form or forms used by the Company in the ordinary course of business and Made Available to Parent): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any security; (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any security; or (C) providing any of the Acquired Companies with any right of first refusal or similar right with respect to, or right to repurchase or redeem, any security;

(xx)            any Contract involving any vendor managed inventory, consignment or other arrangement in which an Acquired Company has responsibility for maintaining inventory levels on products, parts or components delivered to the counterparty; and

(xxi)          any other Contract, if a breach of such Contract could reasonably be expected to have or result in a Material Adverse Effect.

For purposes of this Agreement, Company Contracts of the type required to be set forth in Part 2.9(a) of the Disclosure Schedule, each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act) each Lease, and each Contract disclosed (or required to be disclosed) in Parts 2.8(b)(i)-(iii) of the Disclosure Schedule, in each case in effect as of the date of this Agreement, shall be deemed to constitute a “Material Contract.” The Company has Made Available to Parent an accurate and complete copy of each Material Contract.

(b)         Each Company Contract that constitutes a Material Contract is valid and in full force and effect, and is enforceable in accordance with its terms, subject to the Enforceability Exceptions, other than those Company Contracts that have expired pursuant to their terms. None of the Acquired Companies, and, to the Knowledge of the Company, no other Person, has materially violated or breached, or committed any material default under, any Material Contract (or, to the Knowledge of the Company, any other Contract). To the Knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) could reasonably be expected to: (i) result in a material violation or breach of any of the provisions of any Company Contract; (ii) give any Person the right to declare a material default or exercise any material remedy under any Company Contract; (iii) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (iv) give any Person the right to accelerate the maturity or performance of any Material Contract; or (v) give any Person the right to cancel, terminate or modify any Company Contract that constitutes a Material Contract. In the period beginning January 1, 2019 and ending on the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual violation or breach of, or default under, any Material Contract.

2.10         Company Products.

(a)          No Acquired Company (other than, with respect to clause “(ii)” only, S3 ASIC Semiconductor Limited) is obligated to, and no Acquired Company has indicated that it would (i) provide any recipient of any Company Product or prototype (or any other Person) with any upgrade, improvement or enhancement of a Company Product or prototype, other than a product warranty or maintenance and support obligations provided in the ordinary course of business and consistent with past practice, or (ii) design or develop a new product, or a customized, improved or new version of a Company Product, for any other Person.

(b)         Each Company Product sold, licensed, delivered, provided or otherwise made available by any Acquired Company or accepted by any customer of any of the Acquired Companies (i) conformed and complied in all material respects with all applicable Legal Requirements and (ii) was free of any material design defect, manufacturing or construction defect or other defect or deficiency at the time it was sold, licensed, delivered, provided or otherwise made available, other than any defect that has not had and would not reasonably be expected to have an adverse effect, in any material respect, on such Company Product or the operation or performance thereof. No Company Product has ever been the subject of any recall or other similar action of any Governmental Body.

2.11           Major Customers and Suppliers.

(a)          Part 2.11(a) of the Disclosure Schedule sets forth an accurate and complete list of: (i)(A) the 10 largest End Customers of the non-volatile memory business of the Acquired Companies, (B) the 5 largest End Customers of the embedded systems business of the Acquired Companies, (C) the 5 largest End Customers of the application specific integrated circuits business of the Acquired Companies and (D) the 5 largest End Customers of the industrial integrated circuits business of the Acquired Companies, in each case determined on the basis of aggregate revenues recognized by the Acquired Companies over the year ended December 31, 2019; and (ii) the 12 largest Supply Chain Customers of the Acquired Companies, determined on the basis of aggregate revenues recognized by the Acquired Companies over the four consecutive fiscal quarter period ended December 31, 2019 (each of the Persons described in clauses “(i)” and “(ii)” being referred to as a “Major Customer”). As of the date of this Agreement, no Acquired Company has any pending material dispute with any Major Customer. As of the date of this Agreement, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Customer to the effect that such Major Customer intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or materially reducing the scale of the business conducted with, any of the Acquired Companies. The Acquired Companies have satisfied all material commitments under each Contract with a Major Customer with respect to Company Products that are currently under development, including commitments relating to delivery schedules and product performance.

(b)         Part 2.11(b) of the Disclosure Schedule sets forth an accurate and complete list of the 20 largest suppliers of the Acquired Companies, determined on the basis of aggregate purchases made by the Acquired Companies over the year ended December 31, 2019 (each such Person being referred to as a “Major Supplier”). No Acquired Company has any pending material dispute with any Major Supplier. As of the date of this Agreement, no Acquired Company has received any written notice or, to the Knowledge of the Company, other communication from any Major Supplier to the effect that such Major Supplier intends to terminate or materially modify any existing Contract with any of the Acquired Companies, including by materially changing the terms of, or materially reducing the scale of the business conducted with, the Acquired Companies.

2.12           Liabilities.

(a)         None of the Acquired Companies has any Liability of any nature, whether accrued, absolute, contingent, matured or unmatured or otherwise, other than: (i) liabilities reflected or reserved against in the Company Balance Sheet; (ii) liabilities that have been incurred by the Acquired Companies since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practices; (iii) liabilities for performance of executory obligations of the Acquired Companies under Company Contracts (other than to the extent arising from a breach thereof by an Acquired Company); (iv) liabilities incurred in connection with the Contemplated Transactions; (v) liabilities described in Part 2.12(a) of the Disclosure Schedule; and (vi) liabilities that have not had and would not reasonably be expected to have a Material Adverse Effect.

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(b)         Part 2.12(b) of the Disclosure Schedule lists all indebtedness of the Acquired Companies for borrowed money outstanding as of the date of this Agreement in excess of $100,000 in the aggregate (other than any indebtedness owed to another Acquired Company).

2.13           Compliance with Legal Requirements.

(a)         Each of the Acquired Companies is, and has at all times since January 1, 2017 been, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2019, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body or other Person regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

(b)         Since January 1, 2015, none of the Acquired Companies, and no director, officer, other employee or agent or third party acting on behalf of any of the Acquired Companies, has directly or indirectly: (i) used any funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made, offered, or authorized any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of any applicable anti-corruption or anti-bribery Legal Requirement, including the Foreign Corrupt Practices Act of 1977, as amended, the United Kingdom Bribery Act of 2010 and the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; or (iii) made, offered or authorized any bribe, rebate, payoff, influence payment, kickback or other similar payment, in each case that would violate applicable Legal Requirements. For purposes of this Section 2.13(b), an “unlawful payment” shall include any transfer of funds or any other thing of value, such as a gift, transportation or entertainment, which transfer is contrary to applicable Legal Requirements, including any payment to a third party all or part of the proceeds of which is used for a corrupt payment. Since January 1, 2015, none of the Acquired Companies has been investigated, charged or prosecuted for any violation of any applicable Legal Requirement. Since January 1, 2015, none of the Acquired Companies has disclosed to any Governmental Body information that establishes or indicates that an Acquired Company violated or may have violated any Legal Requirement applicable to the Acquired Companies. Since January 1, 2017, to the Knowledge of the Company, no Acquired Company has received any whistleblower or similar complaints alleging conduct that would reasonably be expected to violate applicable Legal Requirements.

(c)          Since January 1, 2015, each of the Acquired Companies: (i) has been and is in compliance with all U.S. Export and Import Laws and all applicable Foreign Export and Import Laws; and (ii) has prepared and timely applied for, and obtained and complied with, all licenses, registrations and other authorizations for export, re-export, deemed (re)export, transfer or import required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws for the conduct of its business.

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(d)         Since January 1, 2015, none of the Acquired Companies or any of their respective directors, officers, employees or agents: (i) is or has been a Person with whom transactions are prohibited or limited under any U.S. Export and Import Law or Foreign Export and Import Law or any Legal Requirement relating to economic sanctions or other applicable trade covenants, including those administered by OFAC, the Bureau of Industry and Security of the U.S. Department of Commerce, the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other similar Governmental Body; (ii) has violated or made a disclosure (voluntary or otherwise) regarding compliance with any U.S. Export and Import Law or Foreign Export and Import Law or other similar Legal Requirement; (iii) has engaged in any transaction or otherwise dealt directly or indirectly with the Crimea Region of Ukraine/Russia, Cuba, Iran, North Korea, Sudan or Syria with respect to any goods, software or services, or any other country against which the U.S. maintains an arms embargo if the transaction involved goods, software, services or technology controlled by ITAR; or (iv) has employed or is currently employing at any of its facilities any national of Cuba, Iran, North Korea, Sudan or Syria, or a person ordinarily resident in the Crimea region of Ukraine/Russia.

(e)          None of the Acquired Companies has been cited or fined for failure to comply with any U.S. Export and Import Law or Foreign Export and Import Law, and no economic sanctions-related, export-related or import-related Legal Proceeding, investigation or inquiry is or has, to the Knowledge of the Company, been pending or, to the Knowledge of the Company, threatened against any Acquired Company or any officer or director of any Acquired Company (in his or her capacity as an officer or director of any Acquired Company) by or before (or, in the case of a threatened matter, that would come before) any Governmental Body.

(f)           The Company is a TID U.S. business, as that term is defined at 31 C.F.R. § 800.248, solely because it produces, designs, tests, manufactures, fabricates, or develops one or more “critical technologies,” as defined at 31 C.F.R. § 800.215, that are eligible for export, reexport, or transfer (in country) pursuant to License Exception ENC of the EAR (15 C.F.R. § 740.17).

2.14           Governmental Authorizations.

(a)         The Acquired Companies hold, and since January 1, 2018 have held, all material Governmental Authorizations, and have made all material filings required under applicable Legal Requirements, necessary to enable the Acquired Companies to conduct their respective businesses in the manner in which such businesses are currently being conducted and all such Governmental Authorizations are valid and in full force and effect. Each Acquired Company is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. In the period beginning on January 1, 2019 and ending on the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Governmental Body regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

(b)         Part 2.14(b) of the Disclosure Schedule lists each grant, incentive or subsidy provided or made available to or for the benefit of any of the Acquired Companies by any Governmental Body or otherwise as of the date of this Agreement. Each of the Acquired Companies is in compliance in all material respects with all of the terms and requirements of each grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions will (with or without notice or lapse of time) give any Person the right to revoke, withdraw, suspend, cancel, terminate or modify any grant, incentive or subsidy identified or required to be identified in Part 2.14(b) of the Disclosure Schedule.

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2.15           Tax Matters. Except as could not reasonably be expected to have or result in a Material Adverse Effect:

(a)          (i) each of the Tax Returns required to be filed by or on behalf of any Acquired Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Acquired Company Returns”): (A) has been or will be filed on or before the applicable due date (including any extensions of such due date) to the extent such due date is prior to or on the Closing Date; and (B) has been, or will be when filed, accurate and complete and in compliance with all applicable Legal Requirements; and (ii) all Taxes for which the Acquired Companies are liable whether or not shown (or required to be shown) on a Tax Return for any taxable period ending on or before the Closing Date have been or will be timely paid or accrued (in accordance with GAAP) on or before the Closing Date, other than any Taxes that are being contested in good faith by the Acquired Companies;

(b)         the Company Balance Sheet fully accrues all actual and contingent liabilities of the Acquired Companies for Taxes with respect to all periods through the date of this Agreement, except for liabilities for Taxes incurred since the date of the Company Balance Sheet in the ordinary course of the operation of the business of the Acquired Companies;

(c)         no extension or waiver of the limitation period applicable to any of the Acquired Company Returns has been granted (by the Company or any other Person) and remains in effect;

(d)         (i) no Tax audit, claim or Legal Proceeding is pending or has been threatened in writing against or with respect to any Acquired Company in respect of any Tax; (ii) there are no Encumbrances for Taxes upon any of the assets of any of the Acquired Companies except liens for current Taxes not yet due and payable or delinquent; and (iii) no written claim has ever been made by any Governmental Body in a jurisdiction where an Acquired Company does not file a Tax Return that it is or may be subject to taxation in that jurisdiction;

(e)         no Acquired Company has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution of stock qualifying for tax-free treatment under Section 355 of the Code;

(f)          no Acquired Company has any Liability for the Taxes of any Person (other than any other Acquired Company) under Treas. Reg. § 1.1502-6 (or any similar provision of any state, local or foreign Legal Requirement, including any arrangement for group or consortium relief or similar arrangement), or as a transferee or successor, by Contract or otherwise;

(g)         none of the Acquired Companies is, or has ever been, a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar Contract (except for an agreement: (i) solely between the Acquired Companies; (ii) that will terminate as of Closing; or (iii) entered into in the ordinary course of business and not primarily related to the allocation or sharing of Taxes);

(h)         the Acquired Companies have always complied with Section 482 of the Code and any similar provision of state, local or foreign Tax Legal Requirements relating to transfer pricing (including the maintenance of contemporaneous documentation and the preparation of all required transfer pricing reports);

(i)           no Acquired Company has participated in, or is currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a similar transaction under any corresponding or similar Legal Requirement;

(j)           the aggregate net Tax liability of the Acquired Companies under Section 965 of the Code as of December 31, 2018 was $0.00;

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(k)         no Acquired Company is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction;

(l)           none of the Acquired Companies will be required to include any material items of income in, or exclude any material items of deduction from, taxable income for a taxable period ending after the Closing as a result of: (i) any change in accounting method pursuant to Section 481 or 263A of the Code (or any comparable provision under state, local or foreign Tax Legal Requirements) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing; (ii) deferred intercompany gain described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Tax Legal Requirements) arising from any transaction that occurred prior to the Closing; (iii) any installment sale or open transaction that occurred prior to the Closing; (iv) any prepaid amount received outside the ordinary course of business prior to the Closing; or (v) any election under Section 108(i) of the Code made prior to the Closing; and

(m)       each of the Acquired Companies has withheld from each payment or deemed payment made to each of its Company Associates, its past and present suppliers, creditors, stockholders and other third parties all Taxes and other deductions required to be withheld and has, within the time and in the manner required by applicable Legal Requirements, paid such withheld amounts to the proper Governmental Bodies and complied with all reporting and record retention requirements related to such Taxes.

2.16           Employee and Labor Matters; Benefit Plans.

(a)          The Company has Made Available to Parent a list (redacted to the extent required by applicable Legal Requirements) of all current employees of each of the Acquired Companies as of the date of this Agreement, which correctly reflects each such employee’s: (i) date of hire; (ii) job title or position; (iii) current annual base salary or hourly wage rate; (iv) current year annual target bonus or commission amounts and actual bonus paid for the most recent year in which a bonus was paid; (v) any other compensation payable to them (including housing allowances, compensation payable pursuant to bonus, deferred compensation or commission arrangements or other compensation); (vi) any Governmental Authorizations that are held by them and that relate to or are used in connection with the business of any Acquired Company; (vii) any legally enforceable promises made to them with respect to changes or additions to their compensation or benefits; (viii) city and state or country of employment or service; (ix) employer or employing entity; (x) annual vacation or paid time off entitlement in days and any accrued and unpaid vacation pay or paid time off entitlements as of January 1, 2020; (xi) leave of absence status and expected date of return to active employment, if any; (xii) classification as exempt or non-exempt under the Fair Labor Standards Act or the applicable Legal Requirements of the jurisdiction where such employees are located; and (xiii) status as full-time, part-time, temporary or seasonal employees. The employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily in the United States is terminable by such Acquired Company “at will” (and without penalty or Liability, whether in respect of severance payments and benefits or otherwise) and the employment of each employee of an Acquired Company who performs services for such Acquired Company exclusively or primarily outside the United States is terminable either “at will” or at the expiration of a statutory notice period as set forth in applicable local regulations or contained in a written Contract identified in Part 2.16(a) of the Disclosure Schedule.

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(b)      None of the Acquired Companies is or has ever been a party to, subject to, or under any obligation to bargain for, any collective bargaining agreement, works council, labor, union, voluntary recognition or similar agreement with respect to any Company Associate or other Contract with a labor organization, union, works council or similar entity representing any Company Associate, and there are no labor organizations, works council, employee associations or other collective bargaining representatives representing, purporting to represent or, to the Knowledge of the Company, seeking to represent any employee or Contract Worker of any of the Acquired Companies. As of the date of this Agreement, there are no organizing, election or other activities pending or, to the Knowledge of the Company, threatened by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any Company Associate. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any Company Associate by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the Knowledge of the Company, threatened to apply to be certified as the bargaining agent of any Company Associate. No Acquired Company has ever agreed to recognize any labor union, works council or other collective bargaining representative. There is no union, works council, employee representative or other labor organization, which, pursuant to any applicable Legal Requirement, must be notified, consulted or with which negotiations need to be conducted in connection with any of the Contemplated Transactions. There has never been any unfair labor practice complaint or charge pending or, to the Knowledge of the Company, threatened, against any Acquired Company before the U.S. National Labor Relations Board or any similar body in the United States or any other country in which any Acquired Company has employees or performs services. To the Knowledge of the Company, no petition has been filed with the National Labor Relations Board or any similar agency requesting certification of a collective bargaining representative and no other union organizing efforts are pending or threatened. No Acquired Company has been the subject of a slowdown, strike, picketing, boycott, group work stoppage, labor dispute, attempt to organize or union organizing activity, or any similar activity or dispute affecting any of the Acquired Companies or any of their employees.

(c)      The Company has Made Available to Parent a list which accurately sets forth, with respect to each individual who is a Contract Worker of any Acquired Company or has provided services as a Contract Worker since January 1, 2019:

(i)               the name of such Contract Worker, the Acquired Company that has engaged such Contract Worker, location of service and country of engagement and the date on which such Contract Worker was originally engaged by such Acquired Company;

(ii)             whether such Contract Worker is subject to a written Contract or is engaged through an agency or on a contingency basis;

(iii)            a brief description of such Contract Worker’s performance objectives, services, duties and responsibilities;

(iv)             the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such Contract Worker from any Acquired Company with respect to services performed in the year ended December 31, 2019; and

(v)              the terms of current compensation of such Contract Worker.

Accurate and complete copies of all Contracts referred to in Section 2.16(c)(ii) for U.S. Contract Workers have been Made Available to Parent, and for non-U.S. Contract Workers will be Made Available to Parent within 30 days of the date hereof.

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(d)            Each Company Associate that is classified as a Contract Worker or other non-employee status or as an exempt or non-exempt employee, is properly characterized as such for all purposes (including: (x) for purposes of the Fair Labor Standards Act and similar applicable state, local, provincial and foreign Legal Requirements governing the payment of wages (including overtime and premium wages); (y) applicable Tax Legal Requirements; and (z) unemployment insurance and worker’s compensation obligations), and the Acquired Companies have properly classified and treated each such individual in accordance with all applicable Legal Requirements and for purposes of all applicable Company Employee Plans and perquisites. No U.S.-based Contract Worker is eligible to participate in any Company Employee Plan, which is a health or welfare plan that relates to employees. None of the Acquired Companies has any Liability for any misclassification of any Company Associate as an independent contractor or any non-exempt employee as an exempt employee. Except as could not reasonably be expected to result in a Material Adverse Effect, none of the Acquired Companies has ever had any temporary, seasonal or leased employees that were not treated and accounted for in all respects as employees of such Acquired Company.

(e)             No Person has claimed, or to the Knowledge of the Company, has a valid reason to claim, that any Company Associate: (i) is in violation of any material term of any employment Contract, patent disclosure agreement, noncompetition agreement, nonsolicitation agreement or any restrictive covenant with such Person; (ii) has disclosed or utilized any trade secret or proprietary information or documentation of such Person; or (iii) has interfered in the employment relationship between such Person and any of its present or former employees. To the Knowledge of the Company, no Company Associate has used or proposed to use any trade secret, information or documentation confidential or proprietary to any former employer or other Person for whom such individual performed services or violated any material term of any confidentiality agreement or similar Contract with any Person in connection with the development, manufacture or sale of any product or proposed product, or the development or sale of any service or proposed service, of any Acquired Company.

(f)              Each Acquired Company is, and since January 1, 2015 has been, in compliance in all material respects with all applicable Legal Requirements respecting hiring practices, employment practices, terms and conditions of employment, wages, hours or other labor-related matters, including Legal Requirements relating to discrimination, equal pay, wages and hours, overtime, business expense reimbursements, labor relations, fair labor practices, leaves of absence, paid sick leave laws, work breaks, classification of employees (including exempt and independent contractor status), occupational health and safety, privacy, fair credit reporting, harassment, retaliation, disability rights and benefits, reasonable accommodation, equal employment, immigration, wrongful discharge or violation of personal rights including the Worker Adjustment and Retraining Notification Act (and any similar foreign, provincial, state or local statute or regulation) (the “WARN Act”). None of the Acquired Companies has effectuated a “plant closing,” “termination,” “relocation,” or “mass layoff” as those terms are used in the WARN Act and similar laws or has become subject to any obligation under any applicable Legal Requirement or otherwise to notify or consult with, prior to or after the Effective Time, any Governmental Body or other Person with respect to the impact of the Contemplated Transactions. None of the Acquired Companies is a party to any Contract or subject to any Legal Requirement that restricts any Acquired Company from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of such Acquired Company. Each of the Acquired Companies has in all material respects properly accrued in the ordinary course of business, and timely made all payments for, all wages, overtime, salaries, commissions, bonuses, fees and other compensation for any services performed, directly or indirectly, for any Acquired Company as of the date of this Agreement. None of the Acquired Companies has any Liability for any arrears of wages, salaries, overtime pay, premium pay, commissions, bonuses, benefits, severance pay or other amounts, including pursuant to any Contract, policy, practice or applicable Legal Requirement, or any Taxes or any penalty for failure to comply with any of the foregoing. None of the Acquired Companies has any material Liability for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, worker’s compensation, social security or other benefits or obligations (other than routine payments to be made in the ordinary course of business consistent with past practice). Each of the Acquired Companies maintains accurate and complete records in all material respects of all hours worked by each employee eligible for overtime compensation and compensates all employees in accordance with the requirements of the Fair Labor Standards Act and the applicable Legal Requirements of all jurisdictions where such Acquired Company maintains employees. Each of the Acquired Companies has always been in compliance with the requirements of the Immigration Reform Control Act of 1986 in all material respects, and each employee who requires permission and/or authorization to work in the jurisdiction in which they carry out their employment had at the time of hire current and appropriate permission and/or authorization to work in that jurisdiction. None of the Acquired Companies’ employment policies or practices has ever been, or, to the Knowledge of the Company, is currently subject to any non-routine audit or any investigation by any Governmental Body.

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(g)             To the Knowledge of the Company, no allegation, complaint, charge or claim of sexual harassment, sexual assault, sexual misconduct, gender or sex discrimination, or retaliation (a “Sexual Misconduct Allegation”) has been made against any person who is or was an officer, employee at the level of director or above, non-employee director, or manager of any Acquired Company in such person’s capacity as such or, to the Knowledge of the Company, in any other capacity. As of the date of this Agreement, no Acquired Company has entered into any settlement agreement, tolling agreement, non-disparagement agreement, confidentiality agreement or non-disclosure agreement, or any Contract or provision similar to any of the foregoing, directly relating to any Sexual Misconduct Allegation against any Acquired Company or any person who is or was an officer, employee at the level of director or above, non-employee director, or manager of any Acquired Company.

(h)             Part 2.16(h) of the Disclosure Schedule contains an accurate and complete list, as of the date of this Agreement, of each material Company Employee Plan and each material Company Employee Agreement (other than offer letters, contractor/consulting agreements and employment agreements entered into in the ordinary course of business that are materially consistent with the form agreements Made Available to Parent). None of the Acquired Companies has committed in writing to establish or enter into any new arrangement that would constitute a Company Employee Plan or Company Employee Agreement, or to materially modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements). The Company has Made Available to Parent, in each case, to the extent applicable: (i) accurate and complete copies of all documents setting forth the terms of each material Company Employee Plan (including, for the avoidance of doubt, all employee manuals and handbooks, disclosure materials, policy statements, employee acknowledgments (or standard form acknowledgments used), and other materials relating to employment with the Acquired Companies in effect as of the date of this Agreement) and each material Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the most recent summary plan description, together with summaries of the material modifications thereto, if any, required under ERISA with respect to each material Company Employee Plan; (iii) all trust agreements, insurance contracts and funding agreements; (iv) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the most recent plan year; and (v) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code. Notwithstanding the foregoing, the Company shall use its reasonable best efforts to set forth each material Foreign Plan on Part 2.16(h) of the Disclosure Schedule and to Make Available to Parent accurate and complete copies of such Foreign Plans, and within 30 days of the date hereof will provide Parent with an updated Part 2.16(h) of the Disclosure Schedule with respect to any material Foreign Plan not previously listed and Made Available to Parent and accurate and complete copies of such Foreign Plans.

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(i)          Each Company Employee Plan has been established, maintained and operated in all material respects in accordance with its terms and in compliance in all material respects with all applicable Legal Requirements, including ERISA and the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and each trust intended to be qualified under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and, to the Knowledge of the Company, nothing has occurred since the date of the most recent determination that would reasonably be expected to adversely affect such qualification. Each Company Employee Plan intended to be tax qualified under applicable Legal Requirements is so tax qualified, and, to the Knowledge of the Company, no event has occurred and no circumstance or condition exists that could reasonably be expected to result in the disqualification of any such Company Employee Plan. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material Liability to Parent, the Acquired Companies or any ERISA Affiliates (other than ordinary administration expenses). There is no non-routine audit, inquiry or Legal Proceeding pending or, to the Knowledge of the Company, threatened or reasonably anticipated by the IRS, DOL or any other Governmental Body with respect to any Company Employee Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any material penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any material penalty or Tax under applicable Legal Requirements. Each of the Acquired Companies and ERISA Affiliates have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan, except as would not result in material Liability and, to the extent not yet due, such contributions and other payments have been adequately accrued in the consolidated financial statements (including any related notes) contained or incorporated by reference in the Company SEC Reports. Each Foreign Plan that is required to be registered or approved by any Governmental Body under applicable Legal Requirements has been so registered or approved.

(j)          None of the Acquired Companies, and no ERISA Affiliate, has ever maintained, established, sponsored, participated in, or contributed to, or been obligated to contribute to or has any Liability in respect of, any: (i) Company Pension Plan subject to Title IV of ERISA or Section 412 of the Code; (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA; or (iii) plan described in Section 413 of the Code. No Company Employee Plan is or has been funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code. No Company Employee Plan subject to ERISA holds stock issued by the Company or any of its current ERISA Affiliates as a plan asset. The fair market value of the assets of each funded material Foreign Plan, the Liability of each insurer for any material Foreign Plan funded through insurance, or the book reserve established for any material Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the reasonable actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and none of the Contemplated Transactions will cause any such assets or insurance obligations to be less than such benefit obligations.

(k)         No Company Employee Plan or Company Employee Agreement provides (except at no cost to the Acquired Companies or any Affiliate of any Acquired Company), or reflects or represents any Liability of any of the Acquired Companies or any Affiliate of any Acquired Company to provide, post-termination or retiree life insurance, post-termination or retiree health benefits or other post-termination or retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.

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(l)         Except as set forth in Part 2.16(l) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will (either alone or in combination with another event, whether contingent or otherwise): (i) result in any payment (whether of bonus, change in control, retention, severance pay or similar payment), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Associate pursuant to any Company Employee Plan or Company Employee Agreement; or (ii) create any limitation or restriction on the right of any Acquired Company to merge, amend or terminate any Company Employee Plan or Company Employee Agreement. Without limiting the generality of the foregoing, no amount payable to any Company Associate as a result of the execution and delivery of this Agreement or the consummation of any of the Contemplated Transactions (either alone or in combination with any other event) would be an “excess parachute payment” within the meaning of Section 280G or would be nondeductible under Section 280G of the Code. None of the Acquired Companies has any obligation to reimburse any Company Associate for any Taxes incurred by such Company Associate under Section 4999 of the Code.

(m)        Except as listed on Part 2.16(m) of the Disclosure Schedule, each Company Employee Plan, Company Employee Agreement or other Contract between any Acquired Company and any Company Associate that is a “nonqualified deferred compensation plan” subject to Section 409A is and has at all times been administered in documentary and operational compliance with the requirements of Section 409A. No Acquired Company has any obligation to gross-up or otherwise reimburse any Company Associate for any tax incurred by such person pursuant to Section 409A.

2.17           Environmental Matters.

(a)         Each of the Acquired Companies is, and since January 1, 2015 has been, in compliance in all material respects with, and is not subject to any material Liability under, any applicable Environmental Law, including timely applying for, possessing, maintaining, and materially complying with the terms and conditions of all material Governmental Authorizations required under applicable Environmental Laws. None of the properties currently or, to the Knowledge of the Company, formerly owned, leased or operated by any of the Acquired Companies contains any Hazardous Materials in amounts exceeding the levels allowed by, requiring investigation or remediation under, or otherwise permitted by, applicable Environmental Laws and that would reasonably be expected to result in a material Liability of any Acquired Company.

(b)         In the period beginning on January 1, 2019, or earlier for matters that remain unresolved, and ending on the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication from any Person that alleges that any of the Acquired Companies is not in material compliance with, or has any material Liability under, any Environmental Law. Except as could not reasonably be expected to result in a Material Adverse Effect, there has been no Release at, on, under or from any Leased Real Property or any other property that is or was owned, operated or leased by any of the Acquired Companies or at any property or facility at which any Acquired Company has arranged for the transportation, disposal or treatment of Hazardous Materials.

(c)         The Acquired Companies have Made Available to Parent copies of all material environmental assessments, Governmental Authorizations under applicable Environmental Laws, reports and audits obtained since January 1, 2017 in their possession or under their control that relate to the Acquired Companies’ compliance with or any Liability under any Environmental Law or the environmental condition of any real property that any of the Acquired Companies currently or formerly has owned, operated, or leased.

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2.18           Insurance. The Company has Made Available to Parent a copy of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets and operations of the Acquired Companies. Each of such insurance policies is in full force and effect, no written notice of default or termination has been received by any Acquired Company in respect thereof and all premiums due thereon have been paid in full. In the period beginning on January 1, 2019 and ending on the date of this Agreement, none of the Acquired Companies has received any written notice or, to the Knowledge of the Company, other communication regarding any actual or possible: (a) cancellation or invalidation of any insurance policy; (b) refusal of any coverage or rejection of any material claim under any insurance policy; or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.19            Legal Proceedings; Orders.

(a)         There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) against any of the Acquired Companies or any of the assets owned or used by any of the Acquired Companies; or (ii) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the Contemplated Transactions. None of the Legal Proceedings identified in Part 2.19(a) of the Disclosure Schedule has had or, if adversely determined, would reasonably be expected to have or result in, a Material Adverse Effect.

(b)        There is no Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject that would restrict the operations of the business of any Acquired Company or involve any material Liability to any Acquired Company. To the Knowledge of the Company, no officer or other key employee of any of the Acquired Companies is subject to any Order that prohibits such officer or such employee from engaging in or continuing any conduct, activity or practice relating to the business of any of the Acquired Companies.

2.20           Authority; Binding Nature of Agreement. The Company has the necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject, in the case of the consummation of the Merger, only to the adoption of this Agreement by the Required Company Stockholder Vote. The Company’s board of directors (at a meeting duly called and held) has: (a) unanimously determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders; (b) unanimously authorized and approved the execution, delivery and performance of this Agreement by the Company and unanimously approved the Merger; (c) unanimously recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement be submitted for adoption by the Company’s stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

2.21          Takeover Statutes; No Rights Plan. The Company’s board of directors has taken all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the Support Agreements and to the consummation of the Merger and the other Contemplated Transactions. None of such actions by the Company’s board of directors has been amended, rescinded or modified. There are no other “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statutes or regulations (each, a “Takeover Statute”) applicable to, or purporting to be applicable to, this Agreement, any Support Agreement, any Acquired Company, the Merger or any of the other Contemplated Transactions, including any Takeover Statute that would limit or restrict Parent or any of its Affiliates from exercising its ownership of shares of Company Common Stock acquired in the Merger. The Company has no stockholder rights plan, “poison pill” or similar agreement or arrangement designed to have the effect of delaying, deferring or discouraging any Person from acquiring control of the Company.

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2.22           No Existing Discussions. As of the date of this Agreement, none of the Acquired Companies, and no Representative of any of the Acquired Companies, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal with respect to any Acquired Company.

2.23           Vote Required. The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the Company Stockholders’ Meeting (the “Required Company Stockholder Vote”) is the only vote of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement and approve the Merger.

2.24           Non-Contravention; Consents. Neither the execution, delivery or performance of this Agreement nor the consummation of the Merger or any of the other Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(a)         contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of any of the Acquired Companies or (ii) any resolution adopted by the stockholders or equityholders, the board of directors (or similar governing body) or any committee of the board of directors (or similar governing body) of any of the Acquired Companies;

(b)         assuming compliance with the matters referenced in the last sentence of this Section 2.24, and except as would not have a Material Adverse Effect, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any of the Acquired Companies, or any of the assets owned or used by any of the Acquired Companies, is subject;

(c)         except as would not have a Material Adverse Effect, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by any of the Acquired Companies or that otherwise relates to the business of any of the Acquired Companies or to any of the assets owned or used by any of the Acquired Companies;

(d)         materially contravene, conflict with or result in a material violation or breach of, or result in a material default under, any provision of any Material Contract, or give any Person the right to: (i) declare a material default or exercise any material remedy under any Material Contract; (ii) a material rebate, chargeback, penalty or change in delivery schedule under any Material Contract; (iii) accelerate the maturity or performance of any Material Contract; or (iv) cancel, terminate or modify, in any material respect, any right, benefit, obligation or other term of any Material Contract;

(e)          result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by any of the Acquired Companies (except for liens that do not, individually or in the aggregate, adversely affect the value or use of such asset for its current and anticipated purposes in any material respect); or

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(f)          except as would not have a Material Adverse Effect, result in the disclosure or delivery to any escrow holder or other Person of any Source Material, or the transfer of any asset of any of the Acquired Companies to any Person.

Except as may be required by the Exchange Act, the DGCL, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Approval, none of the Acquired Companies was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Merger or any of the other Contemplated Transactions.

2.25           Fairness Opinion. The Company’s board of directors has received the opinion of Cowen and Company, LLC (“Cowen”), financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications and other matters set forth therein, the Price Per Share to be received by the holders of shares of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders, other than Parent and its Affiliates. The Company will provide a written copy of such opinion to Parent solely for informational purposes promptly following the date of this Agreement, and the Company has received the consent of Cowen to include such opinion in the Proxy Statement.

2.26           Advisors’ Fees.

(a)         Except for Cowen, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of any of the Acquired Companies.

(b)        As of the date of this Agreement, the aggregate amount of (i) all fees and expenses incurred by the Acquired Companies through the date of this Agreement in connection with the transactions contemplated by this Agreement in respect of any legal, tax, accounting, financial advisory and other advisory, transaction or consulting services, plus (ii) the full amount of any legal, tax, accounting, financial advisory or other similar fees that are contingent upon the occurrence of the Closing does not exceed the amount set forth in Part 2.26(b) of the Disclosure Schedule.

2.27           Disclosure. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder.

Section 3.              Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub represent and warrant to the Company as follows:

3.1             Due Organization. Parent and Merger Sub are duly organized, validly existing and in good standing (in jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of their organization.

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3.2             Authority; Binding Nature of Agreement. Parent and Merger Sub have all requisite power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject only to the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

3.3             Non-Contravention; Consents. Neither the execution and delivery of this Agreement by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the Merger will: (a) conflict with or result in any breach of the certificate of incorporation, bylaws or other charter or organizational documents of Parent or Merger Sub; or (b) result in a violation by Parent or Merger Sub of any Legal Requirement or Order to which Parent or Merger Sub is subject, except for any violation that will not have a material adverse effect on Parent’s ability to consummate the Merger. Except as may be required by the Securities Act, the Exchange Act, state securities or “blue sky” laws, the DGCL, the UK Companies Act 2006, the UK Financial Services and Markets Act 2000, the German Securities Trading Act (Wertpapierhandelsgesetz), the Market Abuse Regulation (2014/596/EU) and its implementing and delegated regulations, the HSR Act, any foreign antitrust Legal Requirement, the DPA and the rules and regulations thereunder or any other Legal Requirement applicable to the CFIUS Approval, neither Parent nor Merger Sub is required to make any filing with or give any notice to, or to obtain any Consent from, any Governmental Body in connection with: (i) the execution, delivery or performance by Parent or Merger Sub of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions by Parent or Merger Sub.

3.4              Funding. Parent has, and as of the Effective Time will have, sufficient cash to enable it to pay all amounts required to be paid pursuant to the terms of this Agreement.

3.5              Disclosure. None of the information supplied by or on behalf of Parent for inclusion in the Proxy Statement will, at the time the Proxy Statement is mailed to the stockholders of the Company or at the time of the Company Stockholders’ Meeting (or any adjournment or postponement thereof), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

Section 4.              Certain Covenants of the Company

4.1             Access and Investigation.

(a)         During the Pre-Closing Period, the Company shall, and shall ensure that each of the other Acquired Companies and its and their respective Representatives: (i) provide Parent and Parent’s Representatives with reasonable access to the Acquired Companies’ Representatives, management, properties and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies upon reasonable advance notice during normal business hours of the Company and in such a manner as to not unreasonably interfere with the normal operation of the business of the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Companies, and with such additional financial, operating and other data and information regarding the Acquired Companies, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent, upon request, with copies of: (A) all material operating and financial reports prepared by the Acquired Companies for the Company’s senior management; (B) any written materials or communications sent by or on behalf of the Company to its stockholders; (C) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Companies in connection with the Merger or any of the other Contemplated Transactions; and (D) any material notice, report or other document received by any of the Acquired Companies from any Governmental Body. Notwithstanding the foregoing: (1) nothing in this Section 4.1 shall require any Acquired Company or its Representatives to disclose any information to Parent or Parent’s Representatives if such disclosure would: (x) violate any applicable Legal Requirement; (y) jeopardize the attorney-client privilege or similar legal privilege applicable to such information; or (z) violate any confidentiality agreement with a third party to which any Acquired Company is a party as of the date of this Agreement; and (2) if any Acquired Company does not provide or cause its Representatives to provide such access or such information in reliance on clause “(1)” above, the Company shall: (aa) promptly (and in any event within two Business Days) provide a written notice to Parent stating that it is withholding such access or such information and stating the justification therefor; and (bb) use commercially reasonable efforts to provide the applicable information in a way that would not violate such Legal Requirement or confidentiality agreement or jeopardize such privilege.

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(b)         The Confidentiality Agreement (other than Sections 6 and 7 thereof) shall remain in full force and effect in accordance with its terms until the Effective Time, at which time the Confidentiality Agreement shall automatically terminate without further action. Sections 6 and 7 of the Confidentiality Agreement shall terminate upon the execution and delivery of this Agreement.

4.2             Operation of the Company’s Business.

(a)         During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(a) of the Disclosure Schedule: (i) the Company shall conduct, and shall ensure that each of the other Acquired Companies conducts, its business and operations, in all material respects, in the ordinary course and in accordance with past practices; (ii) the Company shall use commercially reasonable efforts to ensure that each of the Acquired Companies preserves intact its current business organization, keeps available the services of its current officers and other key employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with such Acquired Company; and (iii) the Company shall promptly notify Parent of the receipt of any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the Merger or any of the other Contemplated Transactions.

(b)        During the Pre-Closing Period, except (w) as may be required by applicable Legal Requirements, (x) with the prior written consent of Parent, (y) as expressly required by this Agreement or (z) as set forth in Part 4.2(b) of the Disclosure Schedule, the Company shall not, and the Company shall ensure that the other Acquired Companies do not:

(i)                 declare, accrue, set aside or pay any dividend or make any other distribution (whether in cash, stock or otherwise) in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except for acquisitions of Company Common Stock in satisfaction of withholding obligations in respect of Company Equity Awards or payment of the exercise price in respect of Company Options or upon settlement of those certain Capped Call Transactions (as defined and described in the Company’s Current Report on Form 8-K filed September 18, 2019) in accordance with the terms thereof);

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(ii)             sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, stock appreciation right, restricted stock unit, deferred stock unit, market stock unit, performance stock unit, restricted stock award or other equity-based compensation award (whether payable in cash, stock or otherwise), call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that (1) the Company may issue shares of Company Common Stock upon the valid exercise of, or the vesting or scheduled delivery of shares pursuant to, Company Equity Awards and Warrants, or the conversion of Convertible Notes, in each case in accordance with their terms and if outstanding as of the date of this Agreement or granted thereafter in compliance with this Agreement and (2) the Company may, subject to the limitations set forth in Part 4.2(b)(ii) of the Disclosure Schedule, grant to employees and contractors of the Acquired Companies in the ordinary course of business and consistent with past practices Company Options (having an exercise price equal to the fair market value of the Company Common Stock covered by such Company Option, determined as of the time of the grant of such Company Option) and Company RSUs under the Company Equity Plans, in each case containing no vesting acceleration provisions (other than such vesting acceleration provisions that are expressly contemplated by the Company Employee Agreements and Company Equity Plans in effect as of the date of this Agreement and Made Available to Parent or such vesting acceleration set forth in Part 2.9(a)(i)(B) of the Disclosure Schedule) and otherwise containing the Company’s standard vesting schedules);

(iii)           except as required by any Company Employee Plan or Company Employee Agreement in effect as of the date of this Agreement and Made Available to Parent or adopted or entered into in accordance with this Agreement, amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Equity Plans or any provision of any Contract evidencing any Company Equity Award, or otherwise modify any of the terms of any outstanding Company Equity Award, warrant or other security or any related Contract;

(iv)            amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any liquidation, dissolution, merger, consolidation, share exchange, business combination, plan or scheme of arrangement, amalgamation, restructuring, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;

(v)              (A) form any Subsidiary or (B) acquire any equity interest or other interest in any other Entity;

(vi)            make any capital expenditure or incur any obligation or liability in respect thereof in excess of the amount budgeted for such expenditure in the Company’s capital expenditure budget as set forth in Part 4.2(b)(vi) of the Disclosure Schedule (except that the Acquired Companies may make unbudgeted capital expenditures that, when added to all other unbudgeted capital expenditures made by or on behalf of the Acquired Companies during a fiscal quarter, do not exceed $100,000 in the aggregate);

(vii)           other than in the ordinary course of business and consistent with past practices: (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract; or (B) renew, extend, amend or terminate, or expressly waive any material right or remedy under, any Material Contract;

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(viii)          enter into or become bound by any Contract imposing any material restriction on the right or ability of any Acquired Company: (A) to engage in any line of business or compete with, or provide services to, any other Person or in any geographic area; (B) to acquire any material product or other asset or any service from any other Person, sell any product or other asset to or perform any service for any other Person, or transact business or deal in any other manner with any other Person; or (C) to develop, sell, supply, license, distribute, offer, support or service any product or any Intellectual Property or other asset to or for any other Person;

(ix)            enter into or become bound by any Contract that: (A) grants material and exclusive rights to license, market, sell or deliver any product of any Acquired Company; (B) contains any “most favored nation” or similar provision in favor of the other party; or (C) contains a right of first refusal, first offer or first negotiation or any similar right with respect to any asset owned by an Acquired Company that is material to the Acquired Companies, taken as a whole;

(x)              (A) acquire, lease or license any right or other asset from any other Person (other than any license to any electronic design automation tools or any similar design Software); (B) enter into, renew, extend or amend any Contract relating to the license of any electronic design automation tools or other similar design Software from any other Person, other than: (1) entering into any such Contracts so long as payments by the Acquired Companies under all such Contracts do not exceed $50,000 in the aggregate in any year; (2) extensions of any such Contract for an extension term not to exceed six months; and (3) in the ordinary course of business, as is reasonably necessary to enable a reasonable number of the Company’s Representatives to continue using such Software (for purposes of the clause “(3)”, the term with respect to which may not exceed six months); (C) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person; or (D) expressly waive or relinquish any material right, except in the case of clauses “(A),” “(C)” and “(D)” in the ordinary course of business and consistent with past practices;

(xi)             make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrance, except for Permitted Encumbrances or Encumbrances that do not, individually or in the aggregate, materially adversely affect the value or use of such property for its current and anticipated purposes;

(xii)            (A) lend or advance money to any Person, other than routine travel advances made to service providers in the ordinary course of business, or (B) incur, assume, guarantee or prepay any indebtedness (directly, contingently, or otherwise), except that any Acquired Company may lend money to any other Acquired Company, or incur any indebtedness to any other Acquired Company, in each case in the ordinary course of business and consistent with past practice;

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(xiii)          except as required by a Company Employee Plan or Company Employee Agreement in effect as of the date of this Agreement and Made Available to Parent (or that will be Made Available within the time periods specified in Section 2.16 of this Agreement) or adopted or entered into in accordance with this Agreement, (A) enter into any collective bargaining agreement, works council agreement or other Contract with any employee representative body or (B) establish, adopt, enter into, amend or terminate any Company Employee Plan or Company Employee Agreement or any plan, practice, agreement, arrangement or policy that would be a Company Employee Plan or Company Employee Agreement if it was in existence on the date of this Agreement, pay, or make any new commitment to pay, any bonus, cash incentive payment or profit-sharing or similar payment to, or increase or make any commitment to increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or other employees, in each case other than (1) as permitted pursuant to Section 4.2(b)(ii), (2) pursuant to arrangements entered into with newly hired or promoted employees at or below the level of director in the ordinary course of business and consistent with past practice (excluding arrangements which provide for any payment, or the acceleration or early vesting of any right or benefit or lapse of any restriction, in each case, as a result of or in connection with the Contemplated Transactions) and (3) severance payments and benefits pursuant to separation agreements entered into with employees at or below the level of director in the ordinary course of business and consistent with past practice, and provided that the Company (x) may provide routine salary and target bonus increases, as described in Part 4.2(b)(xiii) of the Disclosure Schedule, to employees at or below the level of director in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process and (y) may, subject to the limitations set forth in Part 4.2(b)(xiii) of the Disclosure Schedule, make customary bonus payments consistent with past practices in accordance with existing bonus plans that have been Made Available to Parent (or will be Made Available within the time periods specified in Section 2.16 of this Agreement);

(xiv)          (A) hire or terminate (other than for cause) any employee located in the United States at the level of director or above or with an annual base salary in excess of $200,000; (B) hire or terminate (other than for cause) any employee located outside the United States at the level of director or above or with an annual base salary in excess of $150,000; or (C) promote any employee to the level of director or above, in each case except in order to fill a position that is vacant or vacated after the date of this Agreement;

(xv)            (A) change in any material respect: (1) other than in the ordinary course of business, any of its pricing policies, product return policies, product maintenance polices, service policies, product modification or upgrade policies, personnel policies or other business policies; or (2) other than as required by GAAP, any of its methods of accounting or accounting practices, including with respect to its financial accounting for Taxes; (B) other than in the ordinary course of business, offer any discount, rebate, strategic buy or Contract or purchase order modification to any customer or distributor that has the effect of selling products to a distributor or reseller in excess of such distributor or reseller’s demand in a particular quarter; or (C) write down any of its material assets in excess of $50,000 in the aggregate, except for depreciation and amortization in accordance with GAAP or in the ordinary course of business consistent with past practice;

(xvi)          (A) adopt any material method or make any material Tax election (or allow any Tax election previously made to expire) that is inconsistent with the past practices of the Company in respect of the positions taken, elections made or methods used in preparing or filing Tax Returns with respect to periods ending prior to the Closing (including positions, elections or methods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date) or revoke any material Tax election; (B) prepare or file any income or other material Tax Return or amend any income or other material Tax Return inconsistent with past practices; (C) settle or otherwise compromise any material claim, dispute, notice, audit report or assessment relating to Taxes, enter into, cancel or modify any closing agreement or similar agreement relating to Taxes, or surrender any material claim for a refund of Taxes; (D) request any ruling, closing agreement or similar guidance with respect to Taxes; or (E) incur any material liability for Taxes other than in the ordinary course of business;

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(xvii)       (A) commence any Legal Proceeding, except with respect to routine collection matters in the ordinary course of business and consistent with past practices or against Parent or Merger Sub under this Agreement; or (B) settle any Legal Proceeding or other material claim, other than pursuant to a settlement that does not involve: (1) any admission of wrongdoing; or (2) any liability or other obligation on the part of any Acquired Company or that involves only the payment of money damages by the Acquired Companies not in excess of $250,000 in any individual settlement and $500,000 in the aggregate for all such settlements;

(xviii)      take any action or fail to take any action, if such action or failure to take action would reasonably be expected to result in the loss, lapse, abandonment, invalidity or unenforceability of any Registered IP or other material Intellectual Property Rights or material Intellectual Property constituting Company-Owned IP or that would result in the termination of any license to Company IP;

(xix)        convene any special meeting of the Company’s stockholders, except in accordance with Section 5.2;

(xx)          other than in the ordinary course of business, transfer or repatriate to the U.S. cash, cash equivalents or liquid short-term or long-term investments held outside the U.S. if any material U.S. withholding or income Taxes would be incurred in connection with such repatriation;

(xxi)         become party to or approve or adopt any stockholder rights plan or “poison pill” agreement or similar takeover protection;

(xxii)       cancel or terminate or allow to lapse without a commercially reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies or entering into comparable substitute policies therefor; or

(xxiii)      authorize, approve, agree, commit or offer to take any of the actions described in clauses “(i)” through “(xxii)” of this Section 4.2(b).

Notwithstanding the foregoing, Parent will not unreasonably withhold, delay or condition its consent to the taking of: (1) any action prohibited by clause “(v)(A)”, “(vi),” “(vii),” “(x)(A),” “(x)(C),” “(x)(D),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)(B)” or “(xxii)” above; or (2) any action prohibited by clause “(xxiii)” above (to the extent relating to clause “(v)(A)”, “(vi),” “(vii),” “(x)(A),” “(x)(C),” “(x)(D),” “(xi),” “(xii)(A)”, “(xiv),” “(xv)(A),” “(xv)(C)”, “(xvi)”, “(xvii)” or “(xxii)” above). If the Company expects to rely on clause “(w)” of this Section 4.2(b) to take, or permit any other Acquired Company to take, any action that would otherwise be prohibited by this Section 4.2(b), then at least three Business Days before such action is taken, the Company shall deliver a written notice to Parent stating that the Company intends to take or permit the taking of such action and specifying the Legal Requirement requiring the taking of such action. Parent acknowledges and agrees that nothing contained in this Agreement shall give Parent the right to control or direct, within the meaning of applicable antitrust Legal Requirements, the operations of the Company prior to the Effective Time.

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(c)          During the Pre-Closing Period, the Company, on the one hand, and Parent and Merger Sub on the other, shall promptly notify the other party in writing of any: (i) Legal Proceeding commenced or, to such party’s Knowledge, threatened against any Acquired Company, Parent or any of Parent’s Subsidiaries, as the case may be, that (A) in the case of the Company only, if pending on the date hereof, would have been required to have been disclosed in Part 2.19(a) of the Disclosure Schedule or (B) challenges, or that would reasonably be expected to have the effect of preventing, delaying or making illegal, the Merger or any of the other Contemplated Transactions; (ii) (A) in the case of the Company, event, condition, fact or circumstance that would make, or would reasonably be expected to make, the timely satisfaction of any of the conditions set forth in Section 6 impossible or that constitutes a Material Adverse Effect or (B) in the case of Parent, event, condition, fact or circumstance that would make, or would reasonably be expected to make, the timely satisfaction of any of the conditions set forth in Section 7 impossible; provided, however, that no such notification shall affect or be deemed to modify any representation or warranty of such party set forth herein or constitute an admission that the subject of such notification constitutes an inaccuracy of any such representation or warranty, or (iii) in the case of the Company, the obtaining of actual knowledge by any officer or director of the Company of any material breach of any covenant or obligation of the Company set forth in this Agreement. No notification given to Parent and Merger Sub or the Company pursuant to this Section 4.2(c) shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company or Parent or Merger Sub, respectively, contained in this Agreement, and any unintentional failure by the Company or Parent or Merger Sub, as the case may be, to provide notice under clause “(i)” or “(ii)”, as applicable, of this Section 4.2(c) shall not be deemed to be a breach of the covenant contained in clause “(i)” or “(ii)”, as applicable, of this Section 4.2(c), but instead shall constitute only a breach of the underlying representation or warranty made by the Company or Parent or Merger Sub, as the case may be, in this Agreement.

4.3             No Solicitation.

(a)          The Company shall not (and shall not resolve or publicly propose to), and shall cause the other Acquired Companies and its and their respective directors, executive officers and financial advisors not to (and not to resolve or publicly propose to), and shall use commercially reasonable efforts to cause its and the other Acquired Companies’ other respective Representatives not to (and not to resolve or publicly propose to), directly or indirectly: (i) solicit, initiate, knowingly encourage, or knowingly facilitate the making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry (including by approving any transaction, or approving any Person (other than Parent and its Affiliates) becoming an “interested stockholder,” for purposes of Section 203 of the DGCL) or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry; (ii) furnish or otherwise provide access to any information regarding any of the Acquired Companies to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry; (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than, solely in response to a written Acquisition Inquiry received after the date of this Agreement that did not result from or arise in connection with a breach of this Section 4.3, to refer the inquiring person to this Section 4.3 and to limit its conversation or other communication exclusively to such referral); (iv) approve, endorse or recommend any Acquisition Proposal; or (v) enter into any letter of intent, memorandum of understanding, agreement in principle or similar document or any Contract constituting or relating directly or indirectly to, or that contemplates or is intended or could reasonably be expected to result directly or indirectly in, an Acquisition Transaction.

(b)         Notwithstanding anything to the contrary contained in Section 4.3(a), prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company may furnish non-public information regarding the Acquired Companies to, and may enter into discussions or negotiations with, any Person in response to an unsolicited, bona fide, written Acquisition Proposal that is submitted to the Company after the date of this Agreement by such Person (and not withdrawn) if: (i) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of any of the provisions of this Section 4.3 or Section 5.2; (ii) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and the Company’s outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Offer; (iii) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (iv) prior to first furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Company: (A) gives Parent written notice of the identity of such Person and of the Company’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person; and (B) receives from such Person, and delivers to Parent a copy of, an executed confidentiality agreement containing provisions no less favorable to the Company than the provisions of the Confidentiality Agreement as in effect immediately prior to the execution of this Agreement; and (v) prior to or concurrently with furnishing any non-public information to such Person, the Company furnishes such non-public information to Parent (to the extent such non-public information has not been previously furnished by the Company to Parent).

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(c)          If the Company, any other Acquired Company or any Representative of any Acquired Company receives an Acquisition Proposal, an Acquisition Inquiry or any request for non-public information in connection with an Acquisition Proposal or an Acquisition Inquiry at any time during the Pre-Closing Period, then the Company shall promptly (and in no event later than 48 hours after receipt of such Acquisition Proposal, Acquisition Inquiry or request): (i) advise Parent in writing of such Acquisition Proposal, Acquisition Inquiry or request (including the identity of the Person making or submitting such Acquisition Proposal, Acquisition Inquiry or request and the material terms and conditions thereof); and (ii) provide Parent with copies of all documents and communications received by any Acquired Company or any Representative of any Acquired Company setting forth the material terms or conditions of such Acquisition Proposal, Acquisition Inquiry or request (including materials relating to the financing of any such proposal) and any other material documentation and material correspondence relating to such Acquisition Proposal, Acquisition Inquiry or request. The Company shall keep Parent reasonably informed on a reasonably current basis of any material developments with respect to any such Acquisition Proposal, Acquisition Inquiry or request and any modification or proposed modification thereto, and shall promptly (and in no event later than 24 hours after transmittal or receipt of any correspondence or communication) provide Parent with a copy of any material correspondence or communication between: (1) any Acquired Company or any Representative of any Acquired Company; and (2) the Person that made or submitted such Acquisition Proposal, Acquisition Inquiry or request or any Representative of such Person, in each case setting forth the material terms or conditions of such Acquisition Proposal, Acquisition Inquiry or request (including materials relating to the financing of any such proposal) or any modification or proposed modification thereto or relating to any other material documentation with respect to such Acquisition Proposal, Acquisition Inquiry or request.

(d)         The Company shall, and shall ensure that each of the other Acquired Companies and its and their respective Representatives, immediately cease and cause to be terminated any existing solicitation or encouragement of, or discussions or negotiations with, any Person relating to any Acquisition Proposal or Acquisition Inquiry.

(e)          The Company: (i) agrees that it will not, and it shall ensure that none of the other Acquired Companies will, release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any confidentiality, non-solicitation, no-hire, “standstill” or similar agreement or provision to which any of the Acquired Companies is or becomes a party or under which any of the Acquired Companies has or acquires any rights; and (ii) will use commercially reasonable efforts to enforce or cause to be enforced each such agreement or provision at the request of Parent; provided, however, that the Company may release a Person from, or amend or waive any provision of, any “standstill” agreement or provision if: (A) the Company’s board of directors determines in good faith, after having consulted with the Company’s financial advisor and the Company’s outside legal counsel, that the failure to release such Person from such agreement or provision or the failure to amend such agreement or waive such provision would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; and (B) the Company provides Parent with written notice of the Company’s intent to take such action at least 24 hours before taking such action.

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(f)          Promptly after the date of this Agreement, the Company shall: (i) request each Person that has executed a confidentiality or similar agreement in connection with such Person’s consideration of a possible Acquisition Proposal or investment in any Acquired Company in the last 12 months to return or destroy all confidential information previously furnished to such Person by or on behalf of any of the Acquired Companies; and (ii) prohibit any third party from having access to any physical or electronic data room relating to any possible Acquisition Proposal or Acquisition Inquiry.

(g)          The Company acknowledges and agrees that any action taken by any Representative of any Acquired Company which, if taken by the Company, would constitute a breach of any provision set forth in this Section 4.3 or in Section 5.2 shall be deemed to constitute a breach of such provision by the Company. Furthermore, the Company agrees that upon any officer of the Company becoming aware that any employee below the level of Vice President of any Acquired Company is taking any action that would constitute a breach of any provision set forth in this Section 4.3 or in Section 5.2, the Company shall cause such employee to immediately cease such action.

Section 5.                Additional Covenants of the Parties

5.1               Proxy Statement. As promptly as practicable (and in any event within 15 Business Days) after the date of this Agreement, the Company shall prepare and cause to be filed with the SEC the Proxy Statement. The Company shall consult with Parent and provide Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto (and to review and comment on any comments of the SEC or its staff on the Proxy Statement or any amendment or supplement thereto), and shall reasonably consider all comments made by Parent, prior to the filing thereof. The Company shall cause the Proxy Statement to comply with all applicable rules and regulations of the SEC and all other applicable Legal Requirements. The Company shall promptly provide Parent and its legal counsel with a copy or a description of any comments received by the Company or its legal counsel from the SEC or its staff with respect to the Proxy Statement or any amendment or supplement thereto, and shall respond promptly to any such comments. The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as practicable after the earlier of (a) receiving notification that the SEC or its staff is not reviewing the Proxy Statement and (b) the conclusion of any SEC or staff review of the Proxy Statement. If any event relating to any of the Acquired Companies occurs, or if the Company becomes aware of any information, that should be disclosed in an amendment or supplement to the Proxy Statement, then the Company shall promptly inform Parent thereof and shall promptly file such amendment or supplement with the SEC and, if appropriate, mail such amendment or supplement to the stockholders of the Company.

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5.2             Company Stockholders’ Meeting.

(a)          The Company shall: (i) take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the holders of Company Common Stock (the “Company Stockholders’ Meeting”) to vote on a proposal to adopt this Agreement; and (ii) submit such proposal to, and use its reasonable best efforts to solicit proxies in favor of such proposal from, such holders at the Company Stockholders’ Meeting, and shall not submit any other proposal to such holders in connection with the Company Stockholders’ Meeting without the prior written consent of Parent. The Company, in consultation with Parent, shall set a record date for Persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting and shall not change such record date without the prior written consent of Parent (unless required by applicable Delaware law). The Company Stockholders’ Meeting shall be held (on a date selected by the Company and Parent) as promptly as practicable after the commencement of the mailing of the Proxy Statement to the Company’s stockholders. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance in all material respects with all applicable Legal Requirements. Notwithstanding anything to the contrary contained in this Agreement: (A) the Company shall not postpone or adjourn the Company Stockholders’ Meeting without the consent of Parent, other than (1) to the extent necessary to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Legal Requirements is disclosed to the Company’s stockholders or (2) if, as of the time at which the Company Stockholders’ Meeting is scheduled, (I) the Company determines that there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Stockholders’ Meeting, to the extent necessary to obtain such a quorum, or (II) the Company has not received proxies sufficient to approve the adoption of the Merger Agreement at the Company Stockholder’s Meeting, in which case the Company may postpone or adjourn the Company Stockholders’ Meeting in order to solicit additional proxies in favor of the adoption of this Agreement, with each such postponement or adjournment under this clause “(2)” being for no more than five Business Days; and (B) if, as of the time at which the Company Stockholders’ Meeting is scheduled, Parent reasonably determines the Company has not received proxies sufficient to approve the adoption of the Merger Agreement at the Company Stockholder’s Meeting, the Company shall postpone or adjourn the Company Stockholders’ Meeting if Parent requests such postponement or adjournment in order to permit the solicitation of additional proxies in favor of the adoption of this Agreement, in which case, the Company shall use commercially reasonable efforts during any such postponement or adjournment to solicit and obtain such proxies in favor of the adoption of this Agreement as soon as reasonably practicable (each such postponement or adjournment to be for no more than five Business Days).

(b)         Subject to Section 5.2(d), the Proxy Statement shall include a statement to the effect that the Company’s board of directors unanimously: (i) determined and believes that the Merger is advisable and fair to and in the best interests of the Company and its stockholders; (ii) approved this Agreement and the Contemplated Transactions, including the Merger, in accordance with the requirements of the DGCL; and (iii) recommends that the Company’s stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting. (The unanimous determination that the Merger is advisable and fair to and in the best interests of the Company and its stockholders and the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement are collectively referred to as the “Company Board Recommendation.”) The Company shall ensure that the Proxy Statement includes the opinion of the financial advisor referred to in Section 2.25.

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(c)          Except as provided in Section 5.2(d), neither the Company’s board of directors nor any committee thereof shall: (i) withdraw or modify in a manner adverse to Parent or Merger Sub, or permit the withdrawal or modification in a manner adverse to Parent or Merger Sub of, the Company Board Recommendation (it being understood and agreed that the Company Board Recommendation shall be deemed to have been modified by the Company’s board of directors in a manner adverse to Parent and Merger Sub if the Company Board Recommendation shall no longer be unanimous) (any such action described in this clause “(i)”, a “Change in Recommendation”); (ii) recommend the approval, acceptance or adoption of, or approve, endorse, accept or adopt, any Acquisition Proposal; (iii) approve or recommend, or cause or permit any Acquired Company to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar document or Contract constituting or relating directly or indirectly to, or that contemplates or is intended or would reasonably be expected to result directly or indirectly in, an Acquisition Transaction, other than a confidentiality agreement referred to in clause “(iv)(B)” of Section 4.3(b); or (iv) resolve, agree or publicly propose to, or permit any Acquired Company or any Representative of any Acquired Company to agree or publicly propose to, take any of the actions referred to in this Section 5.2(c). Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit the Company or the Company’s board of directors from (A) making any disclosure to the Company’s stockholders if the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law or (B) making any “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) promulgated under the Exchange Act limited to the information specified in such rule; provided, however, that nothing in this sentence shall be deemed to permit the Company’s board of directors to make a Change in Recommendation or take any of the actions referred to in clause “(ii)” or clause “(iv)” of this Section 5.2(c), except, in the case of a Change in Recommendation, to the extent permitted by Section 5.2(d); provided, further, that in the case of clauses “(A)” and “(B)” of this sentence, any such disclosure may (and, to the extent such disclosure would reasonably be read to indicate that the Company or the Company’s board of directors ceases to believe that the Merger is advisable and fair to and in the best interests of the Company and its stockholders or ceases to recommend the adoption of this Agreement, or has modified such recommendation in a manner adverse to Parent or Merger Sub, shall) be deemed to be a withdrawal of, or a modification in a manner adverse to Parent and Merger Sub of, the Company Board Recommendation unless, in such disclosure, the Company’s board of directors expressly states that it has not withdrawn, and has not modified, the Company Board Recommendation.

(d)         Notwithstanding anything to the contrary contained in Section 5.2(c), at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote, the Company’s board of directors may withdraw or modify the Company Board Recommendation and, in the case of clause “(i)” below, may also cause the Company to terminate this Agreement in accordance with Section 8.1(h) and, concurrently with such termination, cause the Company to enter into an Alternative Acquisition Agreement in accordance with, and subject to compliance with, the provisions of Section 8.1(h):

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(i)                 if: (A) an unsolicited, bona fide, written Acquisition Proposal is made to the Company after the date of this Agreement and is not withdrawn; (B) such Acquisition Proposal did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2; (C) the Company provides Parent, at least 72 hours (or such lesser prior notice as is provided to the members of the Company’s board of directors) prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is a Superior Offer, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of the Acquisition Proposal that is the basis of the potential action by the Company’s board of directors (including a copy of any draft Contract relating to such Acquisition Proposal) and the identity of the Person making such Acquisition Proposal; (D) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Offer; (E) the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that, in light of such Superior Offer, the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (F) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation or terminating this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, the Company’s board of directors delivers to Parent a written notice (a “Recommendation Change Notice”) (1) stating that the Company has received a Superior Offer that did not result directly or indirectly from a breach of any of the provisions of Section 4.3 or Section 5.2, (2) stating that the Company’s board of directors intends to withdraw or modify the Company Board Recommendation (and describing any intended modification of the Company Board Recommendation) or terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, (3) specifying the material terms and conditions of such Superior Offer, including the identity of the Person making such Superior Offer and (4) attaching copies of the most current and complete draft of any Contract relating to such Superior Offer; (G) for four Business Days after receipt by Parent of such Recommendation Change Notice, the Company’s board of directors has not withdrawn or modified the Company Board Recommendation and the Company has not purported, or given notice, to terminate this Agreement pursuant to Section 8.1(h); (H) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law; and (I) following the end of such four Business Day period, the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation, or the failure to terminate this Agreement pursuant to Section 8.1(h) in order to accept such Superior Offer, would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Superior Offer; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement irrevocably committed by Parent as a result of the negotiations required by clause “(H)” above or otherwise; or

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(ii)               if: (A) there shall arise after the date of this Agreement a material event, material development or change in circumstances that relates to and is material to the Acquired Companies (taken as a whole) (but does not relate to any Acquisition Proposal) that was not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies on the date of this Agreement (or if known, the consequences of which were not known, and would not reasonably be expected to have been known or foreseen, by any of the Acquired Companies as of the date of this Agreement), which event, development or change in circumstance, or any material consequence thereof, becomes known to any of the Acquired Companies prior to the adoption of this Agreement by the Required Company Stockholder Vote and did not result from or arise out of the announcement or pendency of, or any action required to be taken (or to be refrained from being taken) pursuant to, this Agreement (any such material event, material development or material change in circumstances being referred to as a “Change in Circumstances”); (B) the Company provides Parent, at least 72 hours (or such lesser prior notice as is provided to the members of the Company’s board of directors) prior to any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Change in Circumstances requires the Company’s board of directors to withdraw or modify the Company Board Recommendation, with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a reasonably detailed description of such Change in Circumstances; (C) the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that, in light of such Change in Circumstances, the failure to withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law; (D) no less than four Business Days prior to withdrawing or modifying the Company Board Recommendation, the Company’s board of directors delivers to Parent a written notice (1) stating that a Change in Circumstances has arisen, (2) stating that it intends to withdraw or modify the Company Board Recommendation in light of such Change in Circumstances and describing any intended modification of the Company Board Recommendation and (3) containing a reasonably detailed description of such Change in Circumstances; (E) throughout such four Business Day period, the Company engages (to the extent requested by Parent) in good faith negotiations with Parent to amend this Agreement in such a manner that the failure to withdraw or modify the Company Board Recommendation would not reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; and (F) following the end of such four Business Day period, the Company’s board of directors determines in good faith, after consultation with the Company’s financial advisor and outside legal counsel, that the failure to withdraw or modify the Company Board Recommendation would still reasonably be expected to be inconsistent with the fiduciary obligations of the Company’s board of directors to the Company’s stockholders under applicable Delaware law in light of such Change in Circumstances; provided, however, that when making such determination, the Company’s board of directors shall be obligated to consider any changes to the terms of this Agreement irrevocably committed by Parent as a result of the negotiations required by clause “(E)” above or otherwise.

For purposes of clause “(i)” of the first sentence of this Section 5.2(d), any change in the form or amount of the consideration payable in connection with a Superior Offer, and any other material change to any of the terms of a Superior Offer, will be deemed to be a new Superior Offer, requiring a new Recommendation Change Notice and a new advance notice period; provided, however, that the advance notice period applicable to any such change to a Superior Offer pursuant to subclauses “(F)” through “(I)” of clause “(i)” of the first sentence of this Section 5.2(d) shall be two Business Days rather than four Business Days. The Company agrees to keep confidential, and not to disclose to the public or to any Person (other than the Company’s Representatives) any and all information regarding any negotiations that take place pursuant to clause “(i)(H)” or clause “(ii)(E)” of the first sentence of this Section 5.2(d) (including the existence and terms of any proposal made on behalf of Parent or the Company during such negotiations), unless the Company’s board of directors determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to disclose such information would violate applicable Legal Requirements or would reasonably be expected to be inconsistent with its fiduciary obligations to the Company’s stockholders under applicable Delaware law. The Company shall ensure that any withdrawal or modification of the Company Board Recommendation: (x) does not change or otherwise affect the approval of this Agreement or any of the Support Agreements by the Company’s board of directors or any other approval of the Company’s board of directors; and (y) does not have the effect of causing any Takeover Statute of the State of Delaware or any other state to be applicable to this Agreement or any of the Support Agreements, the Merger or any of the other Contemplated Transactions.

(e)          Subject to the Company’s right to terminate this Agreement in accordance with Section 8.1(h), the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Change in Circumstances or by any withdrawal or modification of the Company Board Recommendation. Without limiting the generality of the foregoing, the Company agrees that unless this Agreement is terminated in accordance with Section 8.1, the Company shall not submit any Acquisition Proposal to a vote of its stockholders.

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5.3             Treatment of Company Options and Company Restricted Stock Units.

(a)          At the Effective Time, each Company Option (or portion thereof) that is outstanding, vested and unexercised immediately prior to the Effective Time (including all such Company Options that vest contingent on the Merger) (each, a “Vested Company Option”) shall be canceled, terminated and extinguished as of the Effective Time, and upon the cancellation thereof the holder of each such Vested Company Option shall be entitled to receive, in respect of each share of Company Common Stock subject to such Vested Company Option immediately prior to such cancellation, an amount in cash equal to the amount by which the Price Per Share exceeds the exercise price per share of Company Common Stock subject to such Vested Company Option (the “Spread”) (it being understood that, if the exercise price payable in respect of a share of Company Common Stock subject to any such Vested Company Option equals or exceeds the Price Per Share, then the amount payable under this Section 5.3(a) with respect to such Vested Company Option shall be zero). Each holder of a Vested Company Option canceled as provided in this Section 5.3(a) shall cease to have any rights with respect thereto, except the right to receive the cash consideration (if any) specified in this Section 5.3(a), without interest. Parent shall cause the cash payments described in this Section 5.3(a) to be paid promptly following the Effective Time, and in no event later than the second regular payroll date following the Effective Time, without interest and less applicable Tax withholding. No Vested Company Option shall be assumed by Parent.

(b)         At the Effective Time, each Company Option and each Company RSU that, immediately prior to the Effective Time, is outstanding and held by a non-employee member of the board of directors of the Company, whether vested or unvested (each, a “Director Award”), shall be canceled in exchange for the right to receive payment of an amount in cash equal to: (i) in the case of Company Options, the Spread multiplied by each share of Company Common Stock underlying such Director Award; and (ii) in the case of Company RSUs, the Price Per Share multiplied by each share of Company Common Stock underlying such Company RSU. Parent shall make or cause to be made all payments in respect of Director Awards promptly after the Effective Time, and in no event later than the second regular payroll date following the Effective Time, without interest and less applicable Tax withholdings.

(c)          At the Effective Time, each Company Option (or portion thereof) that is outstanding, unvested and unexercised immediately prior to the Effective Time (other than Director Awards and Underwater Options and after taking into account such Company Options that vest contingent on the Merger) (each, an “Unvested Company Option”) shall be cancelled and replaced by issuing a replacement restricted stock unit with respect to Parent Ordinary Shares issued under the Parent Equity Plan (a “Parent RSU”) with respect to that number of Parent Ordinary Shares determined by multiplying the number of shares of Company Common Stock subject to such Unvested Company Option immediately before the Effective Time by the Option Exchange Ratio; provided, however, that in Parent’s sole discretion, an Unvested Company Option may be cancelled in exchange for a right to payment in cash of an amount equal to the aggregate Spread of such cancelled Unvested Company Option. In either case, such award or cash payment right shall be subject to the same termination terms and other restrictions as the applicable Unvested Company Option was subject to immediately prior to the Effective Time and the same vesting schedule to which such Unvested Company Option was subject immediately prior to the Effective Time. In the case of a cash payment right, payments would still be made within the same calendar quarter as tranches would have vested under the vesting schedule to which an Unvested Company Option was subject immediately prior to the Effective Time, but, in Parent’s sole discretion, payments with respect to different vesting dates within the same calendar quarter may be aggregated for administrative convenience to a payment date no later than the last day of the calendar quarter of vesting. Parent shall not be required to treat all Unvested Company Options in the same manner; however, Parent shall treat all Unvested Company Options held by Persons within the same jurisdiction in the same manner unless Parent determines in good faith that different treatment is required by applicable Legal Requirements. No later than one week prior to the Effective Time, Parent shall provide written notice to the Company of the Unvested Company Option alternative selected by Parent for each Unvested Company Option. At the Effective Time, each holder of an Unvested Company Option shall cease to have any rights with respect thereto, except the right to receive the consideration, if any, pursuant to this Section 5.3(c).

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(d)         Parent shall not assume any, and shall not assume any obligation with respect to any, Company Option with respect to which the exercise price per share of Company Common Stock subject to such Company Option equals or exceeds the Price Per Share (an “Underwater Option”). All such Company Options shall be cancelled for no consideration at the Effective Time.

(e)          At the Effective Time, each Company RSU that is outstanding and vested but the shares of Company Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (after taking into account such Company RSUs that vest contingent on the Merger) (“Vested Company RSUs”) shall be canceled in exchange for the right to receive payment of an amount in cash equal to the Price Per Share multiplied by each share of Company Common Stock underlying such Vested Company RSU. Parent shall make or cause to be made all payments in respect of Vested Company RSUs promptly after the Effective Time, and in no event later than the second regular payroll date following the Effective Time, without interest and subject to applicable Tax withholding.

(f)           At the Effective Time, each Company PSU that is outstanding and with respect to which both the performance and the time-based vesting elements have been satisfied but the shares of Company Common Stock issuable with respect thereto have not yet been delivered immediately prior to the Effective Time (after taking into account such Company PSUs that vest contingent on the Merger) (“Vested Company PSUs”) shall be canceled in exchange for the right to receive payment of an amount (subject to any applicable Tax withholding) in cash equal to the Price Per Share multiplied by each share of Company Common Stock underlying such Vested Company PSU. Parent shall make or cause to be made all payments in respect of Vested Company PSUs promptly after the Effective Time, and in no event later than the second regular payroll date following the Effective Time, without interest and subject to applicable Tax withholding.

(g)          At the Effective Time, each Company RSU that is outstanding and unvested immediately prior to the Effective Time (other than Director Awards) (a “Continuing RSU”) shall be cancelled and replaced by issuing a replacement Parent RSU with respect to that number of Parent Ordinary Shares determined by multiplying the number of shares of Company Common Stock subject to such Company RSU immediately before the Effective Time by the RSU Exchange Ratio; provided, however, that, in Parent’s sole discretion, such Continuing RSU may be cancelled in exchange for a right to payment in cash of an amount equal to the Price Per Share multiplied by each share of Company Common Stock underlying the Continuing RSU. In either case, such award or cash payment right shall be subject to the same termination terms and other restrictions as the applicable Continuing RSU was subject to immediately prior to the Effective Time and the same vesting schedule to which such Continuing RSU was subject immediately prior to the Effective Time; provided, however, that in the case of a cash payment right, payments would still be made within the same calendar quarter as settlement would otherwise occur under the vesting schedule to which a Continuing RSU was subject immediately prior to the Effective Time, but, in Parent’s sole discretion, payments with respect to different vesting dates within the same calendar quarter may be aggregated for administrative convenience to a payment date no later than the last day of the calendar quarter of vesting. Parent shall not be required to treat all Continuing RSUs in the same manner; however, Parent shall treat all Continuing RSUs held by Persons within the same jurisdiction in the same manner unless Parent determines in good faith that different treatment is required by applicable Legal Requirements. No later than one week prior to the Effective Time, Parent shall provide written notice to the Company of the Continuing RSU alternative selected by Parent for each Continuing RSU. At the Effective Time, each holder of a Continuing RSU shall cease to have any rights with respect thereto, except the right to receive the consideration pursuant to the Continuing RSU alternative ultimately selected by Parent.

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(h)         At the Effective Time, each Company PSU that is outstanding and unvested immediately prior to the Effective Time (a “Continuing PSU”) shall be cancelled and replaced by issuing a replacement Parent RSU with respect to that number of Parent Ordinary Shares determined by multiplying the number of shares of Company Common Stock subject to such Company PSU immediately before the Effective Time by the RSU Exchange Ratio; provided, however, that, in Parent’s sole discretion, each Continuing PSU may be cancelled in exchange for the right to cash payment in an amount equal to the Price Per Share multiplied by each share of Company Common Stock underlying the Continuing PSU. In either case, such award or cash payment right shall be subject to the same termination terms was subject to immediately prior to the Effective Time; provided, however, that such performance-based vesting schedule shall be converted at “target” to vesting based solely upon continued service of the holder over the applicable performance period or on the specified vesting dates as provided in the award agreement governing such Continuing PSU. In the case of cash payment rights, payments would still be made within the same calendar quarter as settlement would otherwise occur under the vesting schedule to which a Continuing PSU was subject immediately prior to the Effective Time (as converted to time-based vesting), but, in Parent’s sole discretion, payments with respect to different vesting dates within the same calendar quarter may be aggregated for administrative convenience to a payment date no later than the last day of the calendar quarter of vesting. Parent shall not be required to treat all Continuing PSUs in the same manner; however, Parent shall treat all Continuing PSUs held by Persons within the same jurisdiction in the same manner unless Parent determines in good faith that different treatment is required by applicable Legal Requirements. No later than one week prior to the Effective Time, Parent shall provide written notice to the Company of the Continuing PSU alternative selected by Parent for each Continuing PSU. At the Effective Time, each holder of a Continuing PSU shall cease to have any rights with respect thereto, except the right to receive the consideration pursuant to the Continuing PSU alternative ultimately selected by Parent.

(i)           Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the Company Equity Plans, applicable Legal Requirements or otherwise) to effectuate the provisions of this Section 5.3 and to ensure that, from and after the Effective Time, holders of Company Equity Awards shall have no rights with respect thereto other than those specifically provided in this Section 5.3. Parent shall take all actions that may be reasonably necessary (under the Parent Equity Plan, or applicable Legal Requirements) to ensure that, subject to restrictions on resale pursuant to applicable Legal Requirements outside of the United States, the Parent Ordinary Shares issued upon settlement of Parent RSUs shall be freely tradeable (subject to Parent’s insider trading policy) and in all material respects treated as set forth in the Parent Equity Plan summary booklet made available to the Company by Parent.

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5.4             Treatment of Company ESPP. As soon as practicable after the date of this Agreement, the Company shall take all action that may be necessary to provide that: (x) no new offering period or purchase period (or similar period during which shares may be purchased) shall commence under the ESPP following the date of this Agreement; (y) participants in the ESPP as of the date of this Agreement may not increase their payroll deductions under the ESPP from those in effect on the date of this Agreement; and (z) no new participants may commence participation in the ESPP following the date of this Agreement. Without limiting the foregoing, as soon as reasonably practicable after the date of this Agreement (but in any event prior to the Closing), the Company shall take such action as may be necessary to: (i) cause any offering period or purchase period (or similar period during which shares may be purchased) in progress under the ESPP as of the date of this Agreement to be the final such period under the ESPP and to be terminated no later than three Business Days prior to the anticipated Closing Date (the “Final Exercise Date”); (ii) make any pro-rata adjustments that may be necessary to reflect the shortened offering period (or similar period), but otherwise treat such shortened offering or purchase period (or similar period) as a fully effective and completed offering or purchase period for all purposes under the ESPP; (iii) cause each participant’s then-outstanding share purchase right under the ESPP (the “Company ESPP Rights”) to be exercised as of the Final Exercise Date; and (iv) terminate the ESPP as of the Effective Time. On the Final Exercise Date, the funds credited as of such date under the ESPP within the associated accumulated payroll withholding account for each participant under the ESPP shall be used to purchase shares of Company Common Stock in accordance with the terms of the ESPP (as amended pursuant to this Section 5.4), and each share purchased thereunder immediately prior to the Effective Time shall be canceled at the Effective Time and converted into the right to receive the Price Per Share in accordance with Section 1.5, subject to withholding of any applicable income and employment withholding Taxes. Any accumulated contributions of each participant under the ESPP as of immediately prior to the Effective Time shall, to the extent not used to purchase shares in accordance with the terms and conditions of the ESPP (and consistent with this Section 5.4), be refunded to such participant as promptly as practicable following the Effective Time (without interest). No further Company ESPP Rights shall be exercised under the ESPP after the Final Exercise Date. The Company shall provide timely notice to participants of the setting of the Final Exercise Date and the termination of the ESPP in accordance with the terms of the ESPP.

5.5             Treatment of Company Warrants.

(a)          Prior to the Closing, the Company shall properly provide timely prior written notice of this Agreement, the Merger and the other Contemplated Transactions to the holders of each Warrant in accordance with the terms of such Warrant.

(b)         As promptly as practicable after the date of this Agreement, but no later than three Business Days prior to the Closing Date, the Company shall, in consultation with Parent, use its reasonable best efforts to cause each outstanding Warrant that has not been exercised to be amended to provide that, immediately prior to the Effective Time, such Warrant shall automatically be deemed exercised pursuant to the terms such Warrant, and that such Warrant shall, as of the Effective Time, be canceled, terminated and extinguished and the holder thereof shall have no further rights with respect thereto. None of Parent, Merger Sub or the Surviving Corporation shall, or shall be required to, assume any Warrant or substitute for any Warrant any similar warrant for shares of common stock of the Surviving Corporation or Parent Ordinary Shares in connection with the Merger or any of the other Contemplated Transactions.

5.6             Employee Benefits.

(a)          During the one year period commencing on the Closing Date (but only as long as the relevant Continuing Employee remains employed by Parent or an Affiliate of Parent), Parent shall provide (or cause to be provided) to each Continuing Employee: (i) a base salary or base wages that are not less than the base salary or base wages provided to such Continuing Employee immediately before the Effective Time; and (ii) benefits that are no less favorable in the aggregate to the Continuing Employee than the benefits provided to the Continuing Employee immediately prior to the date of this Agreement, or in Parent’s discretion, that are substantially similar to the benefits provided to similarly situated employees of Parent or the applicable Affiliate or Parent (excluding, for purposes of this clause “(ii)”, any defined benefit plan participation, employee stock purchase plan participation, any equity- based compensation and any change in control, retention or similar one-time special payments or benefits).

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(b)      With respect to any employee benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates (including any vacation, paid time-off and severance plans), for purposes of determining eligibility to participate, level of benefits and vesting (but not for purposes of benefit accrual or early retirement subsidies), each Continuing Employee’s service with any Acquired Company prior to the Effective Time (as well as service with any predecessor employer of any Acquired Company, to the extent service with the predecessor employer is recognized by the applicable Acquired Company under the comparable Company Employee Plans) shall be treated as service with Parent, the Surviving Corporation or their Affiliates; provided, however, that such service need not be recognized (i) to the extent that such recognition would result in any duplication of benefits; (ii) to the extent such service was not recognized under the comparable Company Employee Plan; or (iii) for purposes of any plan maintained by Parent, the Surviving Corporation or any of their Affiliates that is a defined benefit plan or that is grandfathered or frozen.

(c)       Parent shall (or, with respect to employees outside the United States, shall use commercially reasonable efforts to) waive, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to waive, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their Affiliates in which any Continuing Employee (or the dependents of any eligible employee) will be eligible to participate from and after the Effective Time to the extent waived or satisfied under the applicable Company Employee Plan. Parent shall use commercially reasonable efforts to recognize, or shall cause the Surviving Corporation or any of its Affiliates to use commercially reasonable efforts to recognize, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) under the applicable Company Employee Plan during the plan year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee will be eligible to participate from and after the Effective Time.

(d)       Nothing in this Section 5.6 or elsewhere in this Agreement shall: (i) be construed to create a right in any Company Associate to employment with Parent, the Surviving Corporation or any other Subsidiary of Parent; (ii) be deemed to establish, amend, modify or cause to be adopted any Company Employee Plan or any other benefit plan, program, agreement or arrangement maintained or sponsored by Parent, the Surviving Corporation or any of their respective Affiliates; or (iii) limit the ability of Parent, the Surviving Corporation or any of their respective Affiliates from establishing, amending, modifying or terminating any benefit plan, program, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them, in each case, following the Effective Time.  Except for Indemnified Persons to the extent of their rights pursuant to Section 5.7, no Company Associate shall be deemed to be a third party beneficiary of this Agreement.  Nothing in this Section 5.6(d) shall limit the effect of Section 9.8.

(e)       Unless otherwise requested by Parent in writing at least two Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company’s board of directors of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which shall be subject to the prior review and approval of Parent), effective no later than the day prior to the date on which the Merger becomes effective. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan as Parent may reasonably request. If the distributions of assets from the trust of any Company 401(k) Plan that is terminated pursuant to this Section 5.6(e) are reasonably anticipated to cause or result in liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such Company 401(k) Plan or upon the Company or any participating employer, then the Company shall take such actions as are necessary to estimate the amount of such charges or other fees and provide its estimate of that amount in writing to Parent at least three Business Days prior to the Closing Date.

(f)       To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall consult with Parent and shall ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, none of the Acquired Companies or any of their respective Affiliates shall make any written or broad-based oral communications to Continuing Employees regarding post-Closing employment entitlements, including post-Closing employee benefits and compensation or other compensation entitlements and the matters described in this Section 5.6, without the prior written approval of Parent, which shall not be unreasonably withheld; provided, however, that the communication limitations contained in this sentence shall not apply to information that has already become publicly known (other than information that has already become publicly known as a result of a breach of this Agreement or the Confidentiality Agreement).

(g)       Parent hereby acknowledges that the Contemplated Transactions shall constitute a “change in control,” “change of control” or term or concept of similar import of each of the Acquired Companies under the terms of the Company Employee Plans and Company Employee Agreements. From and after the Effective Time, Parent shall, and shall cause any Subsidiary of Parent to, honor all obligations and rights existing as of the Effective Time under the Company Employee Plans and Company Employee Agreements in accordance with their terms (it being understood that none of Parent or any of its Subsidiaries has any obligation to continue any Company Employee Plan after the Effective Time).

5.7              Indemnification of Officers and Directors.

(a)       All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of any Acquired Company (the “Indemnified Persons”) for their acts and omissions as directors and officers occurring prior to the Effective Time, as provided in the Company’s or the applicable Acquired Company’s certificate of incorporation or bylaws (as in effect as of the date of this Agreement) and as provided in those indemnification agreements between an Acquired Company and such Indemnified Persons (as in effect as of the date of this Agreement) Made Available to Parent, shall survive the Merger and shall continue in full force and effect (to the extent such rights to indemnification are available under and consistent with applicable Delaware law) for a period of six years from the date on which the Merger becomes effective.

(b)       From the Effective Time until the sixth anniversary of the Effective Time, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form Made Available to Parent (the “Existing D&O Policy”), to the extent that such directors’ and officers’ liability insurance coverage is available on commercially reasonable terms; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute policies) in excess of 300% of the annual premium paid prior to the date of this Agreement by the Company for the Existing D&O Policy (the “Maximum Premium”). If any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium in the aggregate, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. Parent and the Surviving Corporation or, prior to the Effective Time, the Company shall have the right to purchase a pre-paid, non-cancellable “tail” policy on the Existing D&O Policy for a claims reporting or discovery period of six years from the Effective Time and otherwise on terms and conditions that are no less favorable in the aggregate than the terms and conditions of the Existing D&O Policy; provided, however, that neither Parent nor the Surviving Corporation shall be obligated to, and the Company shall not (without the prior written consent of Parent), expend an amount for such “tail” policy in excess of the Maximum Premium. If such “tail” policy is purchased, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such “tail” policy in full force and effect in lieu of all other obligations of the Surviving Corporation under the first sentence of this Section 5.7(b).

(c)      The provisions of this Section 5.7 are intended to be for the benefit of, and will be enforceable by, each of the Indemnified Persons, who are intended third-party beneficiaries of this Section 5.7 from and after the Effective Time.

5.8              Regulatory Approvals and Related Matters.

(a)       Each party shall use its reasonable best efforts and will cause its Subsidiaries to use their reasonable best efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions, and to respond promptly to any additional information requested by any such Governmental Body. Without limiting the generality of the foregoing, the Company and Parent shall: (i) promptly after the date of this Agreement, and in any event within 15 Business Days after the date of this Agreement, prepare and file the notifications required under the HSR Act and any applicable foreign antitrust or competition laws or regulations in connection with the Merger; (ii) respond as promptly as practicable to (A) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (B) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters; (iii) engage in pre-filing discussions with CFIUS, as deemed advisable by Parent after consultation with the Company; (iv) promptly after the date of this Agreement, and in any event no later than 15 Business Days following the execution of this Agreement, prepare and submit the initial draft Joint Voluntary Notice to CFIUS; provided, however, that Parent may elect to extend such 15 Business Day period for up to an additional five Business Days if Parent, acting in good faith and after consultation with the Company, determines that such an extension is necessary or advisable; (v) following receipt of comments from CFIUS on the draft Joint Voluntary Notice, promptly, and in any event within 15 Business Days, file a formal Joint Voluntary Notice in connection with obtaining CFIUS Approval; and (vi) use commercially reasonable efforts to respond as promptly as practicable, and no later than the deadline specified by CFIUS for such a response, to any information request from CFIUS in connection with the CFIUS assessment, review or investigation of the Merger. The Company and Parent agree that if CFIUS suggests or requests that the parties withdraw and resubmit the Joint Voluntary Notice submitted to CFIUS pursuant to clause “(v)” of this Section 5.8(a), the Company and Parent shall cooperate in withdrawing and resubmitting such Joint Voluntary Notice.

(b)      Subject to the confidentiality provisions of the Confidentiality Agreement, Parent and the Company each shall promptly supply the other with any information which may be required in order to effectuate any filings (including applications) pursuant to (and to otherwise comply with its obligations set forth in) Section 5.8(a). Notwithstanding anything to the contrary contained in this Section 5.8 or elsewhere in this Agreement, Parent: (i) shall have the principal responsibility for devising and implementing the strategy of the parties with respect to seeking any actions or Consents of any Governmental Body with respect to the Merger and coordinating any contacts with any Governmental Body; and (ii) shall take the lead in all meetings and communications with any Governmental Body in connection with obtaining any such action or Consent (provided that, to the extent practicable Parent shall consult with the Company in advance of any scheduled meeting, conference or substantive telephone call with any Governmental Body in connection with any filing or submission required by Section 5.8(a) and, to the extent practicable and permitted by the applicable Governmental Body, the Company shall have the right to participate in any such meeting and communications). Except where prohibited by applicable Legal Requirements or any Governmental Body, and subject to the confidentiality provisions of the Confidentiality Agreement, each of Parent and the Company shall: (A) consult with the other in good faith prior to taking a position with respect to any filing or submission required by Section 5.8(a); (B) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions, proposals or other substantive written communications before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party hereto in connection with any filing or submission required by Section 5.8(a) or any antitrust-related Legal Proceeding related to this Agreement or the Contemplated Transactions; (C) coordinate with the other in preparing and exchanging such information; and (D) promptly provide the other (and its counsel) with copies of all filings, notices, analyses, presentations, memoranda, briefs, white papers, opinions, proposals and other submissions and substantive written communications (and a summary of any oral presentations or substantive communications) made or submitted by such party with or to any Governmental Body in connection with any filing or submission required by Section 5.8(a).

(c)      Each of Parent and the Company shall notify the other promptly upon the receipt of: (i) any communication from any official of any Governmental Body in connection with any filing or submission made pursuant to this Agreement; (ii) Knowledge of the commencement or threat of commencement of any Legal Proceeding by or before any Governmental Body with respect to the Merger or any of the other Contemplated Transactions (and shall keep the other party informed as to the status of any such Legal Proceeding or threat); and (iii) any request by any official of any Governmental Body for any amendment or supplement to any filing made pursuant to this Agreement or any information required to comply with any Legal Requirement applicable to the Merger or any of the other Contemplated Transactions. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.8(a), Parent or the Company, as the case may be, shall (promptly upon learning of the occurrence of such event) inform the other of the occurrence of such event and cooperate in filing with the applicable Governmental Body such amendment or supplement.

(d)       Subject to Section 5.8(e), each of Parent and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions on a timely basis, including obtaining CFIUS Approval. Without limiting the generality of the foregoing, but subject to Section 5.8(e), each party to this Agreement: (i) shall make all filings (if any), give all notices (if any) and provide all information (if any) required to be made, given or provided by such party in connection with the Merger or any of the other Contemplated Transactions; (ii) shall consult with such party’s employees to the extent required under any applicable Legal Requirement in connection with the Merger or any of the other Contemplated Transactions; and (iii) shall use its reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. Parent and the Company shall consult with each other with respect to all of the matters contemplated by clauses “(i),” “(ii)” and “(iii)” of this Section 5.8(d), and will keep the other apprised of the status of matters relating to the consummation of the Contemplated Transactions. At the request of Parent, the Company shall: (A) divest, hold separate or take any other action with respect to any of the businesses, product lines or assets of the Acquired Companies, provided that any such action is conditioned upon the consummation of the Merger; and (B) use its reasonable best efforts to lift any restraint, injunction or other legal bar to the Merger or any of the other Contemplated Transactions; provided, however, that the Company shall not be required to incur any out-of-pocket costs or expenses in connection therewith, unless Parent agrees to pay or promptly reimburse the Company therefor if this Agreement shall be validly terminated in accordance with its terms.

(e)      Notwithstanding anything to the contrary contained in Section 5.8(d) or elsewhere in this Agreement: (i) neither Parent nor Merger Sub shall have any obligation under this Agreement to (and none of the Acquired Companies shall, except with the prior written consent of Parent, agree to) propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture, disposition or license (or similar arrangement) of, or limit Parent’s freedom of action with respect to, any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies, or otherwise propose, proffer or agree to any other requirement, obligation, condition, limitation or restriction on any of the businesses, product lines or assets of Parent, Merger Sub, any of their respective Subsidiaries or any of the Acquired Companies, unless such actions would not, individually or in the aggregate, reasonably be expected to reduce the reasonably anticipated benefits to Parent (including anticipated synergies) of the Contemplated Transactions in an amount that is financially material relative to the value of the Acquired Companies as a whole (it being understood that a limitation on the ability of Parent to move any of the Company’s development activities or Intellectual Property outside the U.S., or to a specified jurisdiction, would not be expected to reduce the reasonably anticipated benefits to Parent (including anticipated synergies) of the Contemplated Transactions in an amount that is financially material relative to the value of the Acquired Companies as a whole); and (ii) neither Parent nor Merger Sub shall have any obligation under this Agreement to: (A) commence or contest, or cause any of its Subsidiaries or Affiliates to commence or contest, any judicial Legal Proceeding relating to the Merger or any of the other Contemplated Transactions, provided that Parent shall not be entitled to rely on the non-satisfaction of the condition set forth in Section 6.7 or Section 6.8 (either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger) based on such a Legal Proceeding or any Order resulting therefrom if Parent has not used its reasonable best efforts to defend against such Legal Proceeding; (B) amend or modify any of Parent’s or Merger Sub’s rights or obligations under this Agreement; or (C) directly or indirectly: (1) change, or commit to change, its place of domicile or organization; or (2) restructure or commit to restructure any of the Contemplated Transactions.

5.9              Disclosure. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other Contemplated Transactions, except: (a) to the extent that such press release or public statement is consistent with prior press releases or public statements made in accordance with this Agreement; or (b) to the extent that, in Parent’s good faith judgment, Parent’s compliance with this Section 5.9 could result in Parent being unable to comply with any applicable Legal Requirement relating to such press release or public statement, provided that Parent shall have offered to consult with the Company to the extent practicable. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of the other Acquired Companies or any of its or their respective Representatives to, make any disclosure, or broad-based disclosure to Company Associates, regarding the Merger or any of the other Contemplated Transactions unless: (a) Parent shall have approved such disclosure (such approval not to be unreasonably withheld, conditioned or delayed); (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable Legal Requirements and shall have provided Parent with reasonable advance notice of the Company’s intention to make such disclosure and the content of such disclosure; or (c) such disclosure contains only information that is already publicly known or has been publicly disclosed (other than information that is already publicly known or has been publicly disclosed as a result of a breach of this Agreement or the Confidentiality Agreement). For the avoidance of doubt, the restrictions set forth in this Section 5.9 shall not apply to any press release, announcement or disclosure made or proposed to be made by the Company with respect to an Acquisition Proposal, Superior Offer, Change in Circumstance or Change in Recommendation that does not violate Section 4.3 or Section 5.2.

5.10          Resignation of Officers and Directors. The Company shall use commercially reasonable efforts to obtain and deliver to Parent at or prior to the Effective Time (or, at the option of Parent, at a later date) the resignation of each officer and director of each of the Acquired Companies, effective as of the Effective Time (it being understood that such resignation shall not constitute a voluntary termination of employment under any Company Employee Agreement or Company Employee Plan applicable to such individual’s status as an officer or director of an Acquired Company); provided, however, that the Company shall only obtain and deliver the resignation of each officer and director of any of the Company’s Subsidiaries upon the request of Parent.

5.11           Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Legal Requirements to enable the de-listing by the Surviving Corporation of the Company Common Stock from the Nasdaq Capital Market and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

5.12           Section 16 Matters. Prior to the Effective Time, the Company shall take such reasonable steps as are required to cause the disposition of Company Common Stock and Company Equity Awards in connection with the Merger by each officer or director of the Company who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act.

5.13           Stockholder Litigation. The Company shall promptly (and in any event within 24 hours after receipt by the Company) notify Parent in writing of, and shall give Parent the opportunity to participate fully and actively in the defense and settlement of, any stockholder claim or litigation (including any class action or derivative litigation) against or otherwise involving the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions. No compromise or full or partial settlement of any such claim or litigation shall be agreed to by the Company without Parent’s prior written consent.

5.14           Takeover Statutes and Rights. If any Takeover Statute is or may become applicable to this Agreement, the Merger or any of the other Contemplated Transactions, the Company and the board of directors of the Company shall use their reasonable best efforts to grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on this Agreement, the Merger and the other Contemplated Transactions.

5.15           Convertible Notes. To the extent required pursuant to the Indenture, the Company shall: (a) provide notice of the Merger to the Trustee when and as required pursuant to the Indenture; (b) execute and deliver to the Trustee: (i) a supplemental indenture to the Indenture, effective upon the Effective Time, to provide, among other things, that at and after the Effective Time, each holder of Convertible Notes shall have the right to convert such Convertible Notes into the conversion consideration determined by reference to the consideration receivable upon consummation of the Merger in respect of each share of Company Common Stock in accordance with, and subject to, the provisions of the Indenture governing the conversions of the Convertible Notes issued thereunder (including any applicable increase in the “Conversion Rate” as such term is defined in the Indenture), in each case in accordance with, and subject to the terms of, the Indenture (including the time periods specified therein); and (ii) an officer’s certificate, opinion of counsel and any other documentation required to be provided pursuant to the Indenture in connection with the consummation of the Merger or in connection with such supplemental indenture; and (c) use commercially reasonable efforts to cause the Trustee to execute such supplemental indenture at the Effective Time. The Company shall not make any settlement election under the Indenture relating to the Convertible Notes without the prior written consent of Parent. The Company shall provide Parent and its counsel reasonable opportunity to review and comment on any written notice to, communication with or document or instrument delivered to holders of Convertible Notes or the Trustee under the Indenture prior to the delivery or making thereof, and the Company shall give reasonable and good faith consideration to any comment made by Parent or its counsel.

Section 6.              Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the Contemplated Transactions are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

6.1             Accuracy of Representations.

(a)      Each of the representations and warranties of the Company contained in this Agreement, other than the Specified Representations, shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except for inaccuracies in such representations and warranties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(b)      Each of the representations and warranties of the Company contained in Sections 2.13(f), 2.20, 2.21, 2.23, 2.25 and 2.26(a) shall have been accurate in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all material respects as of such earlier date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates: (i) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

(c)       The representation and warranty contained in Section 2.5(a) shall have been accurate in all respects as of the date of this Agreement.

(d)      Each of the representations and warranties of the Company contained in Section 2.3(a), the first sentence of Section 2.3(b), Section 2.3(c), Section 2.3(d) (other than Section 2.3(d)(iv)) and Section 2.3(e) shall have been accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are, in the aggregate, de minimis in nature and amount will be disregarded; provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.

6.2              Performance of Covenants. The covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

6.3              Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

6.4              Closing Certificate. Parent shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer of the Company confirming that the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5 and 6.8 have been duly satisfied.

6.5              No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing.

6.6              Regulatory Matters.

(a)       The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition.

(b)       CFIUS Approval shall have been obtained and shall be in full force and effect.

6.7              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any Specified Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger by any Specified Governmental Body that makes consummation of the Merger illegal.

6.8              No Governmental Litigation. There shall not be pending any Legal Proceeding brought by a Specified Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger; (b) relating to the Merger and seeking to obtain from Parent or any of the Acquired Companies any damages or other relief that would reasonably be expected to be material to Parent or to the Acquired Companies taken as a whole; or (c) relating to the Merger or and seeking to impose (or that would reasonably be expected to result in the imposition of) any criminal sanctions or criminal liability on Parent or any of its controlled Affiliates or any Acquired Company. Neither Parent nor Merger Sub may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Section 6 to be satisfied if such failure is primarily attributable to a failure on the part of Parent or Merger Sub to perform any covenant or obligation in this Agreement required to be performed by Parent or Merger Sub at or prior to the Effective Time or, in the case of Section 6.8, if Parent has not used reasonable best efforts to defend against such Legal Proceeding.

Section 7.              Conditions Precedent to Obligation of the Company

The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction, at or prior to the Closing, of the following conditions:

7.1             Accuracy of Representations. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be accurate in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date, except where the failure of the representations and warranties of Parent and Merger Sub to be accurate would not reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger.

7.2              Performance of Covenants. The covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

7.3              Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

7.4              Closing Certificate. The Company shall have received a certificate executed by an officer of Parent confirming that the conditions set forth in Sections 7.1 and 7.2 have been duly satisfied.

7.5              Regulatory Matters. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

7.6              No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction or other Governmental Body in the United States and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger in the United States that makes consummation of the Merger by the Company illegal.

The Company may not rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Section 7 to be satisfied if such failure is primarily attributable to a failure on the part of the Company to perform any covenant or obligation in this Agreement required to be performed by the Company at or prior to the Effective Time.

Section 8.               Termination

8.1              Termination. This Agreement may be terminated prior to the Effective Time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote) by written notice of the terminating party to the other parties:

(a)       by mutual written consent of Parent and the Company;

(b)       by either Parent or the Company if the Merger shall not have been consummated by 11:59 p.m. (California time) on August 20, 2020 (the “End Date”); provided, however, that: (i) if, as of 11:59 p.m. (California time) on August 20, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6(a), 6.7 (other than with respect to the Specified Circumstance) and 6.8 is satisfied or has been waived, then the Company may, by providing written notice thereof to Parent at or prior to 11:59 p.m. (California time) on August 20, 2020, extend the End Date to 11:59 p.m. (California time) on November 20, 2020 (it being understood that, for purposes of this clause “(i),” in order to determine whether the conditions set forth in Section 6.1 have been satisfied, all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to August 20, 2020); (ii) if, as of 11:59 p.m. (California time) on August 20, 2020, a Specified Circumstance exists and each of the conditions set forth in Sections 7.1, 7.2, 7.3, 7.5 and 7.6 (other than with respect to the Specified Circumstance) is satisfied or has been waived, then Parent may, by providing written notice thereof to the Company at or prior to 11:59 p.m. (California time) on August 20, 2020, extend the End Date to 11:59 p.m. (California time) on November 20, 2020 (it being understood that, for purposes of this clause “(ii),” in order to determine whether the conditions set forth in Section 7.1 have been satisfied, all references in Section 7.1 to the “Closing Date” shall be deemed to refer instead to August 20, 2020); and (iii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the End Date is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(c)       by either Parent or the Company if a Specified Governmental Body shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

(d)       by either Parent or the Company if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company’s stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote is primarily attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;

(e)       by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if a Triggering Event shall have occurred;

(f)        by Parent if: (i) any of the Company’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that any of the conditions set forth in Section 6.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date: (A) all “Material Adverse Effect” and other materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded; and (B) any update of or modification to the Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); or (ii) any of the Company’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 6.2 would not be satisfied; provided, however, that, for purposes of clauses “(i)” and “(ii)” above, if an inaccuracy in any of the Company’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by the Company is curable by the Company prior to the End Date and the Company is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then Parent may not terminate this Agreement under this Section 8.1(f) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that Parent gives the Company notice of such inaccuracy or breach;

(g)       by the Company if: (i) any of Parent’s representations or warranties contained in this Agreement shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on such subsequent date) such that the condition set forth in Section 7.1 would not be satisfied (it being understood that, for purposes of determining the accuracy of such representations or warranties as of the date of this Agreement or as of any subsequent date, all materiality and similar qualifications limiting the scope of such representations or warranties shall be disregarded); or (ii) if any of Parent’s covenants or obligations contained in this Agreement shall have been breached such that the condition set forth in Section 7.2 would not be satisfied; provided, however, that if an inaccuracy in any of Parent’s representations or warranties as of a date subsequent to the date of this Agreement or a breach of a covenant or obligation by Parent is curable by Parent by the End Date and Parent is continuing to exercise commercially reasonable efforts to cure such inaccuracy or breach, then the Company may not terminate this Agreement under this Section 8.1(g) on account of such inaccuracy or breach unless such inaccuracy or breach shall remain uncured for a period of 30 days commencing on the date that the Company gives Parent notice of such inaccuracy or breach; or

(h)       by the Company (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) in order to accept a Superior Offer and enter into a binding, written, definitive agreement providing for the consummation of the transaction contemplated by such Superior Offer that has been executed on behalf of the Person that made such Superior Offer (an “Alternative Acquisition Agreement”), if: (i) the Company’s board of directors, after satisfying all of the requirements set forth in Section 5.2(d) and otherwise causing the Company to comply with the provisions of Section 4.3 and Section 5.2, shall have authorized the Company to enter into such Alternative Acquisition Agreement; (ii) the Company shall have delivered to Parent a written notice (that includes a copy of the Alternative Acquisition Agreement as an attachment) containing the Company’s representation and warranty that the Company’s board of directors has authorized the execution and delivery of the Alternative Acquisition Agreement on behalf of the Company and that the Company will enter into the Alternative Acquisition Agreement immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(h); (iii) immediately prior to or concurrently with the termination of this Agreement pursuant to this Section 8.1(h), the Company enters into the Alternative Acquisition Agreement with respect to such Superior Offer; and (iv) immediately prior to or concurrently with such termination, the Company shall have paid to Parent or its designee the Company Termination Fee.

8.2              Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect without any liability or obligation on the part of the Company, Parent, Merger Sub or any of their respective directors, officers, employees, stockholders, Representatives, agents or advisors; provided, however, that: (a) this Section 8.2, Section 8.3 and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect; and (b) the termination of this Agreement shall not relieve any party from any liability for fraud or any knowing and intentional breach of any covenant or obligation contained in this Agreement. For purposes of this Agreement, “knowing and intentional breach” shall mean a breach or failure to perform a covenant or obligation that is a consequence of an act intentionally undertaken by the breaching party with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause a material breach of this Agreement.

8.3              Expenses; Termination Fees.

(a)      Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement or any of the Contemplated Transactions shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b)       If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b); (ii) the failure to consummate the Merger by the End Date was primarily attributable to a failure on the part of any of the Acquired Companies to perform any covenant or obligation in this Agreement required to be performed by any of the Acquired Companies at or prior to the Effective Time; (iii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been made known to the Company or publicly disclosed, announced, commenced, submitted or made; and (iv) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent a non-refundable fee in the amount of $15,760,000 (such non-refundable fee being referred to as the “Company Termination Fee”) in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(b), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(c)       If: (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d); (ii) at or prior to the time of the termination of this Agreement, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and such Acquisition Proposal shall not have been publicly withdrawn at least 10 Business Days prior to the Company Stockholders’ Meeting; and (iii) within 12 months after the date of any such termination, an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is consummated or a definitive agreement providing for an Acquisition Transaction (whether or not relating to such Acquisition Proposal) is executed, then the Company shall pay to Parent the Company Termination Fee in cash; provided, however, that, for purposes of clause “(iii)” of this Section 8.3(c), all references to “15%” in the definition of “Acquisition Transaction” shall be deemed to be references to “50%”.

(d)       If this Agreement is terminated: (i) by Parent pursuant to Section 8.1(e); (ii) by Parent or the Company pursuant to any other provision of Section 8.1 at any time after the occurrence of a Triggering Event; or (iii) by the Company pursuant to Section 8.1(h), then the Company shall pay to Parent the Company Termination Fee in cash.

(e)        If (i) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(b) or Section 8.1(c) (in the case of Section 8.1(c) only, as a result of an Order under the DPA (including a decision to suspend or prohibit the Merger pursuant to the DPA that is publicly announced by the President of the United States) and (ii) as of the time of the termination of this Agreement (A) the condition set forth in Section 6.6(b) has not been satisfied or waived and (B) each of the conditions set forth in Sections 6.1, 6.2, 6.3, 6.5, 6.6(a), 6.7 (other than with respect to a Designated Circumstance) and 6.8 shall have been satisfied or waived (it being understood that, for purposes of this Section 8.3(e), all references in Section 6.1 to the “Closing Date” shall be deemed to refer instead to the date of termination of this Agreement), then Parent shall pay to the Company a nonrefundable fee in the amount of $15,760,000 in cash (such non-refundable fee being referred to as the “Parent Termination Fee”) within two Business Days after such termination.

(f)        Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(b) or Section 8.3(c) shall be paid by the Company contemporaneously with the earlier to occur of the consummation of, or entry into of a definitive agreement relating to, the Acquisition Transaction contemplated by Section 8.3(b) or Section 8.3(c). Any Company Termination Fee required to be paid to Parent pursuant to Section 8.3(d) shall be paid by the Company (A) in the case of a termination of this Agreement by the Company, at or prior to the time of such termination or (B) in the case of a termination of this Agreement by Parent, within two Business Days after such termination.

(g)       Each of the parties acknowledges and agrees that in no event shall Parent or the Company be required to pay the Company Termination Fee or the Parent Termination Fee under this Section 8.3 on more than one occasion, whether or not such fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events. Each of the parties acknowledges and agrees that (i) the covenants and obligations contained in this Section 8.3 are an integral part of the Contemplated Transactions, and that, without these covenants and obligations, the parties would not have entered into this Agreement and (ii) neither the Company Termination Fee nor the Parent Termination Fee is a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, as the case may be, in the circumstances in which the Company Termination Fee or the Parent Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, may pursue both a grant of specific performance in accordance with Section 9.12 and the payment of the Company Termination Fee or the Parent Termination Fee, as the case may be, under this Section 8.3; provided, however, that under no circumstances shall any party be permitted or entitled to receive both a grant of specific performance that results in the Closing and all or any portion of the Company Termination Fee or the Parent Termination Fee, as the case may be. Except in the case of fraud or a knowing and intentional breach of any of the Company’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, Parent’s right to receive payment of the Company Termination Fee from the Company in the circumstances under which such fee is payable pursuant to this Section 8.3 (plus, if the Company Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall constitute the sole and exclusive remedy of Parent and Merger Sub against the Company for any loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or obligation in this Agreement, and upon payment of such amount, the Company and its current, former or future stockholders or Representatives shall not have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions. Except in the case of fraud or a knowing and intentional breach of any of Parent’s or Merger Sub’s covenants or obligations contained in this Agreement, if this Agreement is validly terminated in accordance with Section 8.1, the Company’s right to receive payment of the Parent Termination Fee from Parent in the circumstances under which such fee is payable pursuant to this Section 8.3 (plus, if the Parent Termination Fee is not timely paid, the interest, fees and expenses described in Section 8.3(h)) shall constitute the sole and exclusive remedy of the Company against Parent and Merger Sub for any loss suffered as a result of the failure of the Merger to be consummated or any loss suffered as a result of any breach of any covenant or obligation in this Agreement, and upon payment of such amount, none of Parent, Merger Sub or any of their respective current, former or future stockholders or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Contemplated Transactions.

(h)       If any party fails to pay when due any amount payable under this Section 8.3, then: (i) such party shall reimburse the other party for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other party of its rights under this Section 8.3; and (ii) such party shall pay to the other party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the sum of the Prime Rate in effect on the date such overdue amount was originally required to be paid plus 300 basis points.

(i)        Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings. Without limiting the generality of the foregoing, the parties shall use their respective reasonable best efforts to ensure that any amount payable under this Section 8.3 will not be subject to VAT. Any amount payable under this Section 8.3 shall be inclusive of any VAT chargeable thereon, and neither party shall be required to pay to the other any amount in respect of VAT.

Section 9.              Miscellaneous Provisions

9.1             Amendment. This Agreement may be amended by the Company, Parent and Merger Sub at any time (whether before or after the adoption of this Agreement by the Company’s stockholders); provided, however, that after any such adoption of this Agreement by the Company’s stockholders, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.2             Waiver.

(a)      No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)      No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

9.3              No Survival of Representations and Warranties. None of the representations, warranties, covenants and agreements contained in this Agreement or in any certificate delivered pursuant hereto shall survive the Merger; provided, however, that this Section 9.3 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time or otherwise expressly by its terms survives the Effective Time, which covenants or agreements shall survive until fully performed.

9.4              Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement (including all Exhibits and Schedules hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof; provided, however, that the provisions of the Confidentiality Agreement (as amended pursuant to Section 4.1(b)) shall not be superseded and shall remain in full force and effect in accordance with their terms (it being understood that nothing in the Confidentiality Agreement shall limit Parent’s remedies in the event of fraud by any Acquired Company or by any Representative of any Acquired Company). This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms of this Agreement.

9.5             Applicable Law; Jurisdiction; Waiver of Jury Trial.

(a)       This Agreement, and any Legal Proceeding arising out of or relating to this Agreement (including the enforcement of any provision of this Agreement), any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies. In any Legal Proceeding between any of the parties arising out of or relating to this Agreement, any of the Contemplated Transactions or the legal relationship of the parties to this Agreement (whether at law or in equity, whether in contract or in tort or otherwise), each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (ii) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (iii) agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware in and for New Castle County, Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware). Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.9 shall be effective service of process for any such action.

(b)      EACH PARTY ACKNOWLEDGES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS. EACH PARTY ACKNOWLEDGES, AGREES AND CERTIFIES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD, IN THE EVENT OF LITIGATION, SEEK TO PREVENT OR DELAY ENFORCEMENT OF SUCH WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER; (iii) IT MAKES SUCH WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6              Disclosure Schedule. The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and any other representation or warranty where it is readily apparent on its face from the substance of the matter disclosed that such information is intended to qualify another representation or warranty.

9.7              Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.

9.8             Assignability; No Third-Party Beneficiaries.

(a)         This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of the Company’s rights, interests or obligations hereunder may be assigned or delegated by the Company, in whole or in part, by operation of law or otherwise, without the prior written consent of Parent, and any attempted assignment or delegation of this Agreement or any of such rights, interests or obligations by the Company without Parent’s prior written consent shall be void and of no effect. Parent and Merger Sub may assign any or all of their respective rights or obligations under this Agreement, in whole or in part, to any Affiliate of Parent without obtaining the consent or approval of any other party hereto; provided, however, that such assignment will not relieve Parent or Merger Sub of any of their respective obligations under this Agreement. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except that (i) the Indemnified Persons shall be third-party beneficiaries of Section 5.7 and (ii) the Company’s stockholders shall be third-party beneficiaries of Section 1.7.

(b)         Subject to Section 9.8(c), each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information Made Available to Parent or Merger Sub in connection with the Contemplated Transactions (including with respect to the accuracy or completeness thereof), other than the representations and warranties contained in Section 2 and in any certificate delivered pursuant hereto. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company’s business and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information. Accordingly, subject to Section 9.8(c), each of Parent and Merger Sub hereby acknowledge that neither the Company nor its stockholders, directors, officers, employees, affiliates, advisors, agents or other Representatives, nor any other Person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as expressly set forth in Section 2 or in any certificate delivered pursuant hereto.

(c)         Notwithstanding anything to the contrary contained in this Agreement, nothing in Section 9.8(b) or elsewhere in this Agreement shall limit any right or remedy of Parent, Merger Sub or any of their respective Affiliates in the event of fraud with the intent to deceive (regardless of whether such fraud relates to an express representation or warranty in this Agreement).

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9.9             Notices. Each notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given, delivered or made as follows: (a) if delivered by hand, when delivered; (b) if sent by registered, certified or first class mail, the third Business Day after being sent; (c) if sent via an international courier service, three Business Days after being delivered to such courier; and (d) if sent by email, when sent, provided that: (i) the subject line of such email states that it is a notice delivered pursuant to this Agreement; and (ii) the sender of such email does not receive a written notification of delivery failure. All notices and other communications hereunder shall be delivered to the address or email address set forth beneath the name of such party below (or to such other address or email address as such party shall have specified in a written notice given to the other parties hereto):

if to Parent or Merger Sub:

Dialog Semiconductor plc
100 Longwater Ave, Green Park

Reading RG2 6GP, United Kingdom
Attention:  General Counsel
Email:

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP

4085 Campbell Avenue, Suite 100

Menlo Park, California 94025, USA

Attention:	Keith Flaum
Christopher R. Moore
Email:

if to the Company:

Adesto Technologies Corporation

3600 Peterson Way

Santa Clara, CA 95054

Attention: General Counsel

Email:

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California St.

Mountain View, CA 94040

Attention:	Mark Leahy
David Michaels
Email:

9.10           Cooperation. Each party agrees to cooperate fully with the other parties and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested such other parties to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

9.11           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision. In the event that the parties are unable to agree to such replacement, the parties agree that the court making the determination referred to above shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified.

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9.12           Remedies. The Company and Parent acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement required to be performed by any of the parties were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, in the event of any breach or threatened breach by any party of any covenant or obligation contained in this Agreement, any non-breaching party shall be entitled to obtain, without proof of actual damages (and in addition to any other remedy to which such non-breaching party may be entitled at law or in equity): (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation; and (b) an injunction restraining such breach or threatened breach. Each of the parties hereby waives any requirement for the securing or posting of any bond in connection with any such remedy. If, prior to the End Date, any party brings any Legal Proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by: (i) the amount of time during which such Legal Proceeding is pending, plus 20 Business Days or (ii) such other time period established by the court presiding over such Legal Proceeding, as the case may be.

9.13           Construction.

(a)         For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

(b)         The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)          As used in this Agreement, the words “include,” “including” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” All references in this Agreement to “dollars” or “$” shall mean United States Dollars.

(d)         Unless otherwise indicated or the context otherwise requires: (i) any definition of or reference to any agreement, instrument or other document or any Legal Requirement in this Agreement shall be construed as referring to such agreement, instrument or other document or Legal Requirement as from time to time amended, supplemented or otherwise modified; (ii) any reference in this Agreement to any Person shall be construed to include such Person’s successors and assigns; (iii) all references to “Sections,” “Schedules” and “Exhibits” in this Agreement or in any Schedule or Exhibit to this Agreement are intended to refer to Sections of this Agreement and Schedules and Exhibits to this Agreement, respectively; (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (v) any statute defined or referred to in this Agreement shall include all rules and regulations promulgated thereunder.

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(e)         The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

(f)          Notwithstanding any time limitation set forth in Section 2 (including any references to “as of the date of this Agreement” or any similar time limitation), any effect, change, development, event or circumstance occurring or existing after the date of this Agreement may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur, unless such effect, change, development, event or circumstance is otherwise excluded from such determination pursuant to the proviso in the definition of Material Adverse Effect.

[Remainder of page intentionally left blank]

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In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Dialog Semiconductor plc

By:	/s/ Dr. Jalal Bagherli
Name:	Dr. Jalal Bagherli
Title:	Chief Executive Officer

Azara Acquisition Corp.

By:	/s/ Wissam Jabre
Name:	Wissam Jabre
Title:	President, Chief Financial Officer and Treasurer

Merger Agreement Signature Page

In Witness Whereof, the parties have caused this Agreement to be duly executed as of the date first above written.

Adesto Technologies Corporation

By:	/s/ Narbeh Derhacobian
Name:	Narbeh Derhacobian
Title:	Chief Executive Officer

Merger Agreement Signature Page

Exhibit A

Certain Definitions

For purposes of the Agreement (including this Exhibit A):

“Acquired Companies” means, collectively, the Company and the Company’s Subsidiaries, and their respective predecessors (including any Entity that has been merged into the Company or any of its Subsidiaries).

“Acquired Company Returns” has the meaning assigned to such term in Section 2.15(a) of the Agreement.

“Acquisition Inquiry” means an inquiry, indication of interest or request for information (other than an inquiry, indication of interest or request for information made or submitted by Parent or any of its Subsidiaries) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Subsidiaries) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions (other than the Contemplated Transactions) involving:

(a)       any merger, consolidation, amalgamation, plan or scheme of arrangement, share exchange, business combination, joint venture, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which any Acquired Company is a constituent or participating corporation; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing 15% or more of the outstanding securities of any class (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class) of any Acquired Company; or (iii) in which any Acquired Company issues securities representing 15% or more of the outstanding securities of any class of such Acquired Company (or instruments convertible into or exercisable or exchangeable for 15% or more of any such class);

(b)       any sale, lease, exchange, transfer, license, sublicense, acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the consolidated net revenues, consolidated net income or consolidated assets of the Acquired Companies; or

(c)       any liquidation or dissolution of the Company or any of its Significant Subsidiaries.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition and the Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning assigned to such term in the preamble to the Agreement.

A-1

“Alternative Acquisition Agreement” has the meaning assigned to such term in Section 8.1(h) of the Agreement.

“Axon IP” means all Intellectual Property exclusively licensed to the Company under the Technology License Agreement between the Company and Axon Technologies Corporation dated January 15, 2007, as amended by Amendment No. 1 dated December 1, 2010, Amendment No. 2 dated August 6, 2012 and Amendment No. 2 dated April 18, 2013.

“Burdensome Condition” means any condition, remedy or action that Parent or Merger Sub is not obligated to accept or take pursuant to Section 5.8(e) of the Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York or London, United Kingdom are authorized or obligated by law or executive order to close.

“Capitalization Date” has the meaning assigned to such term in Section 2.3(a) of the Agreement.

“Certifications” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“CFIUS” means the Committee on Foreign Investment in the United States or any U.S. Governmental Body acting in its capacity as a member of CFIUS or directly involved in CFIUS’s assessment, review or investigation of the Contemplated Transactions.

“CFIUS Approval” shall be deemed to have been obtained if: (a) the parties receive written notice from CFIUS stating that CFIUS has concluded that the Contemplated Transactions are not “covered transactions” as defined at 31 C.F.R. § 800.213, and, therefore, not subject to review by CFIUS; (b) the parties receive written notice from CFIUS stating that CFIUS has concluded all action under section 721 of the DPA with respect to the Contemplated Transactions and CFIUS has determined that there are no unresolved national security concerns with respect to the Contemplated Transactions; provided, however, that if the written notice described in this clause “(b)” requires or contemplates that Parent or any of its Affiliates take or agree to take any action or actions that would constitute a Burdensome Condition (other than a Burdensome Condition to which Parent had previously agreed in writing), then CFIUS Approval shall not be deemed to have been obtained; or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and the President has announced a decision not to take any action to suspend or prohibit the Merger pursuant to the DPA.

“Change in Circumstances” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Change in Recommendation” has the meaning assigned to such term in Section 5.2(c) of the Agreement.

“Closing” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Closing Date” has the meaning assigned to such term in Section 1.3 of the Agreement.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company” has the meaning assigned to such term in the preamble to the Agreement.

A-2

“Company Associate” means any current or former employee, Contract Worker, advisor, officer, member of the board of directors or managers (or similar body) or other individual service provider of or to any of the Acquired Companies or any Affiliate of any Acquired Company.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company and its consolidated subsidiaries as of September 30, 2019 included in the Company’s Report on Form 10-Q for the fiscal quarter ended September 30, 2019, as filed with the SEC on November 8, 2019.

“Company Board Recommendation” has the meaning assigned to such term in Section 5.2(b) of the Agreement.

“Company Common Stock” means the Common Stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which any of the Acquired Companies is a party; (b) by which any of the Acquired Companies or any Company IP or any other asset of any of the Acquired Companies is or may become bound or under which any of the Acquired Companies has, or may become subject to, any obligation; or (c) under which any of the Acquired Companies has or may acquire any right or interest.

“Company Employee Agreement” means any management, employment, severance, transaction bonus, change of control, consulting, relocation, repatriation or expatriation agreement or other Contract between any of the Acquired Companies or any Affiliate of any Acquired Company and any Company Associate, other than any such Contract which is terminable “at will” without any obligation on the part of any Acquired Company or any Affiliate of any Acquired Company to make any severance, change in control or similar payment or provide any benefit greater than required by applicable Legal Requirements.

“Company Employee Plan” means: (a) each “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not subject to ERISA; and (b) any other employment, consulting, salary, bonus, commission, other remuneration, stock option, stock purchase or other equity-based award (whether payable in cash, securities or otherwise), benefit, incentive compensation, profit sharing, savings, pension, retirement (including early retirement and supplemental retirement), disability, insurance (including life and health insurance), vacation, deferred compensation, supplemental retirement (including termination indemnities and seniority payments), severance, termination, redundancy, retention, change of control, death and disability benefits, hospitalization, medical, life or other insurance, flexible benefits, supplemental unemployment benefits, and similar fringe, welfare or other employee benefit plan, program, agreement, contract, policy or binding arrangement (whether or not in writing) maintained or contributed to or required to be contributed to by any of the Acquired Companies or any Affiliate of any Acquired Company for the benefit of or relating to any current or former Company Associate of any Acquired Company or any ERISA Affiliate of the Acquired Companies or the dependent or beneficiary of any of them, and with respect to which any Acquired Company has any current or is reasonably likely to have any future Liability.

“Company Equity Award” means any Company Option, any Company RSU or any Company PSU.

“Company Equity Plans” means the Company’s 2007 Equity Incentive Plan, the Company’s 2015 Equity Incentive Plan and the ESPP.

“Company ESPP Rights” has the meaning assigned to such term in Section 5.4 of the Agreement.

A-3

“Company Inbound License” means any Contract pursuant to which any Person has licensed any Intellectual Property or Intellectual Property Rights (whether or not currently exercisable and including a right to receive a license) to any Acquired Company or granted to any Acquired Company a covenant not to sue or other right or immunity under, in or to any Intellectual Property or Intellectual Property Right (other than (i) commercially available “shrink wrap” or similar licenses for “off-the-shelf” software; (ii) licenses to Open Source Software; and (iii) non-disclosure or confidentiality agreements entered in the ordinary course of business and that do not contain an express license grant).

“Company IP” means: (a) all Intellectual Property and Intellectual Property Rights in or to any Company Product; and (b) all Company-Owned IP.

“Company Option” means an option to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted).

“Company Outbound License” means any Contract pursuant to which any Acquired Company has granted any Person a license, covenant not to sue, or other right or immunity under, in or to any Company-Owned IP, other than a non-disclosure or confidentiality agreements entered in the ordinary course of business and does not contain an express license grant.

“Company-Owned IP” means all Intellectual Property and Intellectual Property Rights in which any of the Acquired Companies has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

“Company Patent License” means any Contract pursuant to which: (a) any Acquired Company has granted to any Person a license, covenant not to sue, or other right or immunity under, in or to any one or more Patents; or (b) any Person has granted to any Acquired Company any license, covenant not to sue, or other right or immunity under, in or to any one or more Patents (including any Contract that includes licenses described in both clause “(a)” and clause “(b)”), in each case where the grant of a license, covenant not to sue, or other right or immunity under, in or to one or more Patents is a primary purpose of the Contract and is not merely incidental to the sale of a product.

“Company Pension Plan” means: (a) each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA); and (b) any other occupational pension plan, including any final salary or money purchase plan.

“Company Product” means any version, release or model of any product or service (including Software) that has been, or is currently being, designed, developed, distributed, provided, licensed or sold by or on behalf of any Acquired Company, including memory products, power line communication products, embedded system solutions, mixed-signal and RF IP and mixed-signal and RF ASICs.

“Company PSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, which vesting is based in whole or in part upon the attainment of performance goals, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

“Company RSU” means each restricted stock unit representing the right to vest in and be issued shares of Company Common Stock by the Company, which vesting is based solely upon continued service of the holder, whether granted by the Company pursuant to the Company Equity Plans, assumed by the Company in connection with any merger, acquisition or similar transaction or otherwise issued or granted and whether vested or unvested.

A-4

“Company SEC Reports” has the meaning assigned to such term in Section 2.4(a) of the Agreement.

“Company Software” means Software owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by any of the Acquired Companies at any time (other than commercially available “shrink wrap” or similar “off-the-shelf” software that is not incorporated in or embodied in any Company Product or otherwise material to an Acquired Company’s business).

“Company Stock Certificate” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Company Stockholders’ Meeting” has the meaning assigned to such term in Section 5.2(a) of the Agreement.

“Company Technology” means all IT Systems and Company Software or electronic hardware products or services made available, provided, sold, licensed to customers or leased to customers by the Acquired Companies, including any microchips, firmware, on-premise software, mobile applications or browser extensions made available or provided by any of the Acquired Companies.

“Company Termination Fee” has the meaning assigned to such term in Section 8.3(b) of the Agreement.

“Confidentiality Agreement” means that certain Mutual Confidentiality Agreement, dated as of January 5, 2020, by and between Parent and the Company.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means all actions and transactions contemplated by the Agreement, including the Merger.

“Continuing Employee” means each employee of the Company or any Acquired Company who is employed immediately prior to the Effective Time and continues employment with Parent, the Surviving Corporation or any Subsidiary or Affiliate of the Surviving Corporation after the Effective Time.

“Continuing PSU” has the meaning assigned to such term in Section 5.3(h) of the Agreement.

“Continuing RSU” has the meaning assigned to such term in Section 5.3(g) of the Agreement.

“Contract” means any legally binding written, oral or other agreement, contract, subcontract, lease, understanding, arrangement, settlement, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or other legally binding commitment or undertaking of any nature, whether express or implied.

“Contract Worker” means any independent contractor, consultant or retired person or service provider who is or was hired, retained, employed or used by any of the Acquired Companies and who is not: (a) classified by an Acquired Company as an employee; or (b) compensated by an Acquired Company through wages reported on a form W-2.

A-5

“Convertible Notes” means the Company’s 4.25% Convertible Senior Notes due 2024 issued pursuant to the Indenture.

“Cowen” has the meaning assigned to such term in Section 2.25 of the Agreement.

A “Designated Circumstance” shall be deemed to exist if: (a) the condition set forth in Section 6.6(b) of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by CFIUS under the DPA, any of the conditions set forth in Section 6.7 or Section 6.8 of the Agreement is not satisfied and has not been waived.

“DGCL” means the General Corporation Law of the State of Delaware.

“Director Award” has the meaning assigned to such term in Section 5.3(b) of the Agreement.

“Disclosure Schedule” means the disclosure schedule that has been prepared by the Company and has been delivered by the Company to Parent on the date of the Agreement.

“DOL” means the United States Department of Labor.

“Domain Name” means any or all of the following and all worldwide rights in, arising out of, or associated therewith: domain names, uniform resource locators and other names and locators associated with the internet.

“DPA” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Part 800 et seq.

“EDGAR” has the meaning assigned to such term in Section 2 of the Agreement.

“Effective Time” has the meaning assigned to such term in Section 1.3 of the Agreement.

“Encumbrance” means any lien (statutory or other), pledge or other deposit arrangement, hypothecation, charge, assessment, levy, assignment, mortgage, deed of trust, easement, encroachment, imperfection of title, title exception, title defect, title retention, right of possession, lease, tenancy license, security interest, arrangement or agreement, executory seizure, attachment, garnishment, encumbrance (including any exception, reservation or limitation, right of way, and the like), conditional sale, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“End Customer” means an original equipment manufacturer or other Person with or into whose branded products a Company Product is included or incorporated. For purposes of this definition, any customer of an Acquired Company that is not a Supply Chain Customer shall be deemed to be an End Customer.

“End Date” has the meaning assigned to such term in Section 8.1(b) of the Agreement.

“Enforceability Exceptions” means: (a) legal limitations on enforceability arising from applicable bankruptcy and other similar Legal Requirements affecting the rights of creditors generally; (b) legal limitations on enforceability arising from rules of law governing specific performance, injunctive relief and other equitable remedies; and (c) legal limitations on the enforceability of provisions requiring indemnification against liabilities under securities laws in connection with the offering, sale or issuance of securities.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity.

“Environmental Law” means any Legal Requirement, including any Governmental Authorization required thereunder, relating to: (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant or animal life, or any other natural resource); (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, distribution, sale, labeling, production, Release or disposal of hazardous or toxic substances, materials or wastes; or (c) the protection of human health or safety (to the extent relating to exposure to Hazardous Materials).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person under common control with any of the Acquired Companies within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations thereunder.

“ESPP” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Final Exercise Date” has the meaning assigned to such term in Section 5.4 of the Agreement.

“Foreign Export and Import Law” means any Legal Requirement of a Governmental Body (other than a U.S. Governmental Body) regulating exports, imports or re-exports to or from such foreign country, including the export or re-export of any goods, services or technical data.

“Foreign Plan” means any: (a) plan, program, policy, practice, Contract or other arrangement of any Acquired Company mandated by a Governmental Body outside the United States; (b) Company Employee Plan that is subject to any of the Legal Requirements of any jurisdiction outside the United States; or (c) Company Employee Plan that covers or has covered any Company Associate whose services are or have been performed primarily outside of the United States.

“GAAP” means generally accepted accounting principles in the United States.

“Government Contract” means any prime contract, subcontract, purchase order, task order, delivery order, teaming agreement, joint venture agreement, strategic alliance agreement, basic ordering agreement, pricing agreement, letter contract or other similar arrangement of any kind that is currently active in performance or that has been active in performance at any time in the five year period prior to the date of the Agreement with: (a) any Governmental Body; (b) any prime contractor of a Governmental Body in its capacity as a prime contractor; or (c) any subcontractor at any tier with respect to any contract of a type described in clause “(a)” or clause “(b)” above. A task, purchase or delivery order under a Government Contract shall not constitute a separate Government Contract, for purposes of this definition, but shall be part of the Government Contract to which it relates.

“Governmental Authorization” means: (a) any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) any right under any Contract with any Governmental Body, and shall also include the expiration of the waiting period under the HSR Act and any required approval or clearance of any Governmental Body pursuant to any applicable foreign Legal Requirement relating to antitrust or competition matters.

“Governmental Body” means: (a) multinational or supranational body exercising legislative, judicial or regulatory powers; (b) any nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (c) any federal, state, provincial, local, municipal, foreign or other government; (d) any instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity, authority or instrumentality or political subdivision thereof; or (e) any quasi-governmental, professional association or organization or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Hazardous Materials” means any substance, material, chemical, element, compound, mixture, solution, and/or waste listed, defined, designated, identified, or classified as hazardous, toxic, radioactive, dangerous or other words of similar import, or otherwise regulated, or which can form the basis for Liability, under any Environmental Law. Hazardous Materials include any substance, element, compound, mixture, solution and/or waste to which exposure is regulated by any Governmental Body or any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance (including toxic mold), toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos-containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Persons” has the meaning assigned to such term in Section 5.7(a) of the Agreement.

“Indenture” means the Indenture, dated as of September 23, 2019, between the Company and the Trustee with respect to the Convertible Notes.

“Information Privacy and Security Laws” means all applicable Legal Requirements relating to the processing, use, disclosure, collection, privacy, processing, transfer or security of Protected Information, surveillance, espionage or national security and all regulations promulgated and guidance issued by Governmental Bodies thereunder.

“Intellectual Property” means any or all of the following: (a) inventions (whether patentable or not), invention disclosures, industrial designs, improvements, trade secrets, proprietary information, methods, processes, recipes, know-how, technology, materials, chemistries, technical data and customer lists, and all documentation relating to any of the foregoing; (b) business, technical and know-how information, non-public information, confidential information, databases and data collections and all rights therein; (c) works of authorship (including Software (whether in source code, object code, firmware or other form)), interfaces, integrated circuits, photomasks, architectures, designs, diagrams, architecture, documentation, files, layouts, records, schematics, specifications, verilog files, netlists, emulation and simulation reports, IP cores, gate arrays, test vectors and hardware development tools; (d) URLs and websites; (e) logos and marks (including brand names, product names, and slogans); and (f) any other form of technology, whether or not embodied in any tangible medium.

“Intellectual Property Rights” means any or all rights of the following types, which may exist or be created under the Legal Requirements of any jurisdiction in the world: (a) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, certificates of invention and statutory invention registrations, continued prosecution applications, requests for continued examination, reexaminations, continuations and continuations-in-part thereof (“Patents”); (b) copyrights, and registrations and applications therefor, mask works, whether registered or not, and all other rights corresponding thereto throughout the world including moral and economic rights of authors and inventors, however denominated; (c) rights in industrial designs and any registrations and applications therefor; (d) trade names, trade dress, slogans, all identifiers of source, fictitious business names (D/B/As), Domain Names, logos, trademarks and service marks, including all goodwill therein, and any and all common law rights, registrations and applications therefor; (e) rights in trade secrets (including, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know-how information, non-public information, and confidential information, including all Software source code, documentation, processes, technology, formulae, customer lists, business and marketing plans, inventions (whether or not patentable) and marketing information and rights to limit the use or disclosure thereof by any Person; and (f) any other proprietary rights in Intellectual Property or similar or equivalent rights to any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“IT System” means any software, hardware, network or systems owned or controlled by or on behalf of any of the Acquired Companies, including any server, workstation, router, hub, switch, data line, desktop application, server-based application, mobile application, cloud service hosted or provided by any of the Acquired Companies, mail server, firewall, database, source code or object code.

“ITAR” means the International Traffic in Arms Regulations.

“Joint Voluntary Notice” means a joint voluntary notice filed with CFIUS in accordance with the DPA.

“knowing and intentional breach” has the meaning assigned to such term in Section 8.2 of the Agreement.

An Entity shall be deemed to have “Knowledge” of a fact or other matter if any of the members of its board of directors or any member of the management of such Entity has actual knowledge of such fact or other matter; provided, however, that the Company shall only be deemed to have Knowledge of a fact or other matter if any of the individuals listed on Schedule 1 has actual knowledge of such fact or other matter.

“Leased Real Property” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Leases” has the meaning assigned to such term in Section 2.7(a) of the Agreement.

“Legal Proceeding” means any action, suit, litigation, arbitration or proceeding (including any civil, criminal, administrative or appellate proceeding), and, for any purpose other than Section 6.8 of the Agreement, any hearing, claim, inquiry, audit, examination, investigation or investigative proceeding, in each case commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

“Legal Requirement” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, guidance, order, award, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Any statement in Section 2 of the Agreement to the effect that any information, document or other material has been “Made Available to Parent” means that such information, document or material was: (a) filed with the SEC and publicly available on EDGAR in unredacted form at least three Business Days before the date of the Agreement; or (b) made available for review by Parent or Parent’s Representatives at least 24 hours prior to the execution of the Agreement in the “Project Argon” virtual data room maintained by the Company with Merrill DatasiteOne in connection with the Merger.

“Major Customer” has the meaning assigned to such term in Section 2.11(a) of the Agreement.

“Major Supplier” has the meaning assigned to such term in Section 2.11(b) of the Agreement.

“Material Adverse Effect” means any effect, change, development, event or circumstance that, considered individually or together with all other effects, changes, developments, events and circumstances, has had or resulted in, or would reasonably be expected to have or result in, a material adverse effect on: (a) the business, financial condition or results of operations of the Acquired Companies taken as a whole; or (b) the ability of the Company to timely consummate the Merger; provided, however, that, with respect to clause “(a)” above, a change occurring after the date of the Agreement shall not be deemed to constitute a Material Adverse Effect if such change results from: (i) adverse economic conditions in the United States or in other locations in which the Acquired Companies have material operations, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to other companies in the semiconductor industry; (ii) adverse economic conditions that generally affect the semiconductor industry or global economic or business conditions, including any conditions generally affecting financial, credit, foreign exchange or capital markets, except to the extent such economic conditions have a disproportionate effect on any of the Acquired Companies as compared to other companies in the semiconductor industry; (iii) changes after the date of the Agreement in Legal Requirements or changes after the date of the Agreement in GAAP or other accounting standards (or the interpretation thereof), except in each case to the extent such changes have a disproportionate effect on any of the Acquired Companies as compared to other companies in the semiconductor industry; (iv) changes after the date of the Agreement in political conditions in the U.S. or any other country where the Acquired Companies have material operations, or acts of war, sabotage or terrorism in the U.S. or in other locations in which the Acquired Companies have material operations, except in each case to the extent such changes or acts have a disproportionate effect on any of the Acquired Companies as compared to other companies in the semiconductor industry; (v) acts of God, natural disasters, weather conditions, epidemics, pandemics, or the worsening of any of the foregoing, or other calamities occurring after the date of the Agreement, except in each case to the extent such events or conditions have a disproportionate effect on any of the Acquired Companies as compared to any of the other companies in the semiconductor industry; (vi) the imposition of new or increased import tariffs, except in each case to the extent such tariffs have a disproportionate effect on any of the Acquired Companies as compared to other companies in the semiconductor industry; (vii) losses of customers, manufacturers, suppliers, distributors, partners or other business relationships or employees that are attributable to, or result from, (A) the execution, delivery, announcement or pendency of the Agreement or (B) the identity of Parent or any of its Subsidiaries; (viii) any stockholder class action or derivative litigation commenced against the Company after the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by the Company with respect to the Agreement; or (ix) any failure, in and of itself, by the Company or any of its Subsidiaries to meet any internal or external budgets, plans, projections, forecasts, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period after the date of this Agreement and any financial analyst downgrade resulting therefrom (it being understood that the facts, circumstances or occurrences giving rise or contributing to any such failure may be taken into account for the purpose of determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent such facts, circumstances or occurrences are not otherwise excluded from such determination pursuant to the proviso in this definition of Material Adverse Effect).

“Maximum Premium” has the meaning assigned to such term in Section 5.7(b) of the Agreement.

“Merger” has the meaning assigned to such term in the recitals of the Agreement.

“Merger Consideration” means the cash consideration that a holder of shares of Company Common Stock who does not perfect his, her or its appraisal rights under the DGCL is entitled to receive in exchange for such shares of Company Common Stock pursuant to Section 1.5 of the Agreement.

“Merger Sub” has the meaning assigned to such term in the preamble to the Agreement.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Open Source Software” means software that is distributed or made available under “open source” or “free software” terms, including any software distributed or made available under the GPL, LGPL, Mozilla License, Apache License, Common Public License, BSD license or similar terms and including any Software distributed or made available with any license term or condition that imposes or purports to impose a requirement or condition that a licensee grant a license or immunity under its Intellectual Property Rights or that any of its Software or part thereof be: (a) disclosed, distributed or made available in source code form; (b) licensed for the purpose of making modifications or derivative works; or (c) redistributable at no or nominal charge.

“Option Exchange Ratio” means, for each Unvested Company Option, a fraction (a) the numerator of which is the Spread for such Unvested Company Option and (b) the denominator of which is the Parent Share Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

“Order” means any order, writ, injunction, judgment or decree.

“Parent” has the meaning assigned to such term in the preamble to the Agreement.

“Parent Equity Plan” means the Dialog Semiconductor plc Employee Share Plan.

“Parent Ordinary Shares” means the ordinary shares, of 10 pence each, of Parent.

“Parent RSU” has the meaning assigned to such term in Section 5.3(c) of the Agreement.

“Parent Share Price” means an amount equal to the average closing price of Parent Ordinary Shares on the Frankfurt Stock Exchange (Xetra) for the six consecutive trading days ending with the complete trading day ending two trading days prior to the Closing Date, expressed in dollars using the average closing mid-point rate for exchanges between euros and dollars quoted by the Wall Street Journal (U.S. Edition) for the trading day that is two trading days prior to the Closing Date, and rounded to four decimal places (with amounts 0.00005 and above rounded up).

“Parent Termination Fee” has the meaning assigned to such term in Section 8.3(e) of the Agreement.

“Paying Agent” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“Payment Fund” has the meaning assigned to such term in Section 1.7(a) of the Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Encumbrance” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced and as to which no Acquired Company is subject to civil or criminal liability due to its existence: (a) liens for Taxes not yet due and payable for which adequate reserves have been maintained in accordance with GAAP; (b) Encumbrances imposed by Legal Requirements, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s liens and other similar liens arising in the ordinary course of business; (c) pledges or deposits arising in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) minor liens that have arisen in the ordinary course of business and that do not, individually or in the aggregate, materially adversely affect the value of or the use of such property for its current and anticipated purposes; and (e) non-exclusive licenses of Company IP and Company Technology granted by the Company in ordinary course of business and consistent with past practice.

“Person” means any individual, Entity or Governmental Body.

“Pre-Closing Period” has the meaning assigned to such term in Section 1.5(b) of the Agreement.

“Price Per Share” has the meaning assigned to such term in Section 1.5(a)(iii) of the Agreement.

“Prime Rate” means the rate of interest quoted in the print edition of The Wall Street Journal, “Money Rates” section, as the prime rate, as in effect from time to time.

“Protected Information” means any information that: (a) relates to an identified or identifiable individual or device used by an individual; (b) is governed, regulated or protected by any Information Privacy and Security Law; (c) any Acquired Company receives from or on behalf of any individual customer of such Acquired Company; (d) is covered by the PCI DSS; (e) is subject to a confidentiality obligation or in which any Acquired Company has Intellectual Property Rights; or (f) is derived from Protected Information.

“Proxy Statement” means the proxy statement to be sent to the Company’s stockholders in connection with the Company Stockholders’ Meeting.

“Recommendation Change Notice” has the meaning assigned to such term in Section 5.2(d) of the Agreement.

“Registered IP” means all Intellectual Property Rights that are registered, filed or issued with, by or under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

“Release” means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, threatened release or release of Hazardous Materials from any source into, through or upon the indoor or outdoor environment.

“Representatives” means directors, officers, other employees (at the level of Vice President or above for purposes of Section 4.3(g) and clause “(f)” of the definition of “Triggering Event”), agents, attorneys, accountants and advisors.

“Required Company Stockholder Vote” has the meaning assigned to such term in Section 2.23 of the Agreement.

“RSU Exchange Ratio” means, a fraction (a) the numerator of which is the Price Per Share and (b) the denominator of which is the Parent Share Price, rounded to four decimal places (with amounts 0.00005 and above rounded up).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Section 409A” has the meaning assigned to such term in Section 2.3(b) of the Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Sexual Misconduct Allegation” has the meaning assigned to such term in Section 2.16(g) of the Agreement.

“Significant Subsidiary” means, with respect to an Entity, any Subsidiary of such Entity that owns assets that constitute or account for 10% or more of the consolidated net revenues, consolidated net income or consolidated assets of such Entity and all of its Subsidiaries taken as a whole.

“Software” means, collectively, computer software (including drivers), firmware and other code incorporated or embodied in hardware devices, data files, source code and object codes, tools, user interfaces, manuals and other specifications and documentation and all know-how relating thereto.

“Source Material” means, collectively, any Software or integrated-circuit, hardware, or component design or programming materials, or related documentation, expressed in source code or other human-readable form intelligible to trained developers, and any elements of design or programming in netlist, hardware description language (including VHDL, Verilog, and SystemC), or photomask form, including any design databases, layout databases, design files, GDSII files, Gerber files, and circuit schematics and simulations.

A “Specified Circumstance” shall be deemed to exist if: (a) the condition set forth in Section 6.6(b) of the Agreement is not satisfied and has not been waived; or (b) as a result of a challenge, suit, action or legal proceeding brought by CFIUS under the DPA, any of the conditions set forth in Section 6.7, Section 6.8 or Section 7.6 of the Agreement is not satisfied and has not been waived.

“Specified Governmental Body” means any Governmental Body that has jurisdiction over: (a) the Company, Parent, Merger Sub or any of their respective Significant Subsidiaries; (b) any business or asset of any Acquired Company that is material to the Acquired Companies, taken as a whole; or (c) any business or asset of Parent or any of its Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole; provided that for purposes of Section 6.8 of the Agreement, “Specified Governmental Body” shall only include any such Governmental Body in the jurisdictions set forth in Schedule 2.

“Specified Representations” means the representations and warranties of the Company contained in Section 2.3(a), the first sentence of Section 2.3(b), Section 2.3(c), Section 2.3(d) (other than Section 2.3(d)(iv)), Section 2.3(e), Section 2.5(a), Section 2.13(f), Section 2.20, Section 2.22, Section 2.23, Section 2.25 and Section 2.26(a) of the Agreement.

“Spread” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Standards Organization” has the meaning assigned to such term in Section 2.8(c) of the Agreement.

An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.

“Superior Offer” means an unsolicited, bona fide, written offer by a third party to purchase, in exchange for consideration consisting exclusively of cash or publicly traded equity securities or a combination thereof, substantially all of the outstanding shares of Company Common Stock, that: (a) was not obtained or made as a direct or indirect result of a breach of or any action inconsistent with Section 4.3 or Section 5.2 of the Agreement; and (b) is on terms and conditions that the Company’s board of directors determines in good faith, after having consulted with the Company’s financial advisor and the Company’s outside legal counsel and the likelihood and timing of consummation of the transaction contemplated by such offer (including the availability of financing), to be more favorable from a financial point of view to the Company’s stockholders than the Merger.

“Supply Chain Customer” means any contract manufacturer, electronics manufacturing service provider, original design manufacturer or other Person that makes the determination as to whether a Company Product will be included or incorporated with or into any product for an End Customer.

“Support Agreement” has the meaning assigned to such term in the recitals of the Agreement.

“Surviving Corporation” has the meaning assigned to such term in Section 1.1 of the Agreement.

“Takeover Statute” has the meaning assigned to such term in Section 2.21 of the Agreement.

“Tax” means any federal, state, local, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, national health insurance tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), fee, and any related charge or amount in lieu of or in the nature of a tax (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body. For purposes of this Agreement, “Tax” also includes any obligations under any agreements or arrangements with any person with respect to the Liability for, or sharing of, taxes (including pursuant to Treas. Reg. § 1.1502-6 or comparable provisions of state, local or foreign tax law) and including any Liability for taxes as a transferee or successor, by contract or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of Treasury.

A “Triggering Event” shall be deemed to have occurred if: (a) the Company’s board of directors or any committee thereof shall have: (i) withdrawn the Company Board Recommendation; (ii) modified the Company Board Recommendation in a manner adverse to Parent; or (iii) taken, authorized or publicly proposed any of the actions referred to in Section 5.2(c) of the Agreement; (b) the Company shall have failed to include the Company Board Recommendation in the Proxy Statement; (c) following an Acquisition Proposal or any material modification thereto being publicly disclosed, announced, commenced, submitted or made and not publicly withdrawn, the Company’s board of directors shall have failed to publicly reaffirm the Company Board Recommendation or its determination that the Merger is in the best interests of the Company’s stockholders within 10 Business Days (or, if earlier, prior to the Company Stockholders’ Meeting) after Parent requests that the Company Board Recommendation or such determination be reaffirmed publicly; provided that for purposes of this clause “(c),” Parent shall not be entitled to request more than two such reaffirmations with respect to any such Acquisition Proposal or material modification thereto; (d) a tender or exchange offer relating to shares of Company Common Stock shall have been commenced and the Company shall not have sent to its securityholders, within 10 Business Days after the commencement of such tender or exchange offer (or, if earlier, prior to the Company Stockholders’ Meeting), a statement disclosing that the Company recommends rejection of such tender or exchange offer and reaffirming the Company Board Recommendation; (e) an Acquisition Proposal shall have been publicly announced, and the Company shall have failed to issue a press release that reaffirms the Company Board Recommendation within 10 Business Days (or, if earlier, prior to the Company Stockholders’ Meeting) after such Acquisition Proposal is publicly announced; or (f) any of the Acquired Companies or any Representative of any of the Acquired Companies shall have breached any of the provisions set forth in Section 4.3 or Section 5.2 which results in an Acquisition Proposal.

“Trustee” means U.S. Bank National Association.

“U.S. Export and Import Law” means any U.S. Legal Requirement regulating exports, re-export, deemed (re)export, transfer or imports to or from the United States of goods, services, software or technical data from the United States, including the United States Export Control Reform Act of 2018, the Export Administration Regulations, the Arms Export Control Act, ITAR, the economic sanctions laws, regulations and executive orders administered by OFAC, the Tariff Act of 1930 and the Trade Act of 1974.

“Uncertificated Shares” has the meaning assigned to such term in Section 1.6 of the Agreement.

“Unvested Company Option” has the meaning assigned to such term in Section 5.3(c) of the Agreement.

“VAT” means any Tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and any other Tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such Tax, or imposed elsewhere.

“Vested Company Option” has the meaning assigned to such term in Section 5.3(a) of the Agreement.

“Vested Company RSUs” has the meaning assigned to such term in Section 5.3(e) of the Agreement.

“Vested Company PSUs” has the meaning assigned to such term in Section 5.3(f) of the Agreement.

“WARN Act” has the meaning assigned to such term in Section 2.16(e) of the Agreement.

“Warrant” means a warrant to purchase share of Company Common Stock from the Company.

Exhibit B

Persons Entering into Support Agreements

 B-1

Exhibit C

Form of Certificate of Incorporation of Surviving Corporation

Schedule 1

Persons included in Definition of “Knowledge”

Schedule 2

Jurisdictions